Exhibit 10.1

Confidential Treatment Requested

The marking [***...***] indicates omitted information that has been separately filed with the Commission.

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of September 30, 2014

among

ORBCOMM Inc.,

as the Borrower,

MACQUARIE CAF LLC,

as Administrative Agent,

and

The Other Lenders Party Hereto

Confidential Treatment Requested

Confidential Treatment Requested

4.02	Conditions of Initial Credit Extension	63
4.03	Conditions of Credit Extension Under Term B2 Facility	66
4.04	Conditions of Credit Extension Under Term B3 Facility	69
4.05	Conditions to All Credit Extensions	71

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	72
5.02	Authorization; No Contravention	72
5.03	Governmental Authorization; Other Consents	72
5.04	Binding Effect	73
5.05	Financial Statements; No Material Adverse Effect	73
5.06	Litigation	74
5.07	No Default or Event of Default	74
5.08	Ownership of Property; Liens; Investments	74
5.09	Environmental Compliance	75
5.10	Insurance	75
5.11	Taxes	75
5.12	ERISA Compliance	75
5.13	Subsidiaries; Equity Interests; Loan Parties	76
5.14	Margin Regulations; Investment Company Act	76
5.15	Disclosure	77
5.16	Compliance with Laws	77
5.17	Intellectual Property; Licenses, Etc.	77
5.18	Solvency	78
5.19	Casualty, Etc.	78
5.20	Labor Matters	78
5.21	OFAC	78
5.22	Anti-Corruption Laws	78
5.23	Licenses	78

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	80
6.02	Certificates; Other Information	81
6.03	Notices	83
6.04	Payment of Obligations	84
6.05	Preservation of Existence, Etc.	84
6.06	Maintenance of Properties	84
6.07	Maintenance of Insurance	85
6.08	Compliance with Laws	86
6.09	Books and Records	86
6.10	Inspection Rights	86
6.11	Use of Proceeds	87
6.12	Covenant to Guarantee Obligations and Give Security	87

Confidential Treatment Requested

6.13	Compliance with Environmental Laws	90
6.14	Further Assurances	90
6.15	Information Regarding Collateral	91
6.16	Material Contracts	91
6.17	Anti-Corruption Laws	91
6.18	Access Codes	91
6.19	Post-Closing Obligations	92
6.20	Existing Note Agreement	93

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	93
7.02	Indebtedness	95
7.03	Investments	96
7.04	Fundamental Changes	98
7.05	Dispositions	99
7.06	Restricted Payments	100
7.07	Change in Nature of Business	101
7.08	Transactions with Affiliates	101
7.09	Burdensome Agreements	101
7.10	Use of Proceeds	102
7.11	Financial Covenants	102
7.12	Sanctions	102
7.13	Amendments of Organization Documents	102
7.14	Accounting Changes	102
7.15	Prepayments, Etc. of Indebtedness	102
7.16	Amendment, Etc. of Related Documents and Indebtedness	102
7.17	Sales and Lease-Backs	103
7.18	Anti-Corruption Laws	103
7.19	Material Contracts	103

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	103
8.02	Remedies upon Event of Default	106
8.03	Application of Funds	107
8.04	Borrower’s Cure Rights	108

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	109
9.02	Rights as a Lender	110
9.03	Exculpatory Provisions	110
9.04	Reliance by Administrative Agent	111

Confidential Treatment Requested

9.05	Delegation of Duties	111
9.06	Resignation of Administrative Agent	112
9.07	Non-Reliance on Administrative Agent and Other Lenders	113
9.08	Administrative Agent May File Proofs of Claim; Credit Bidding	113
9.09	Collateral and Guaranty Matters	115

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	115
10.02	Notices; Effectiveness; Electronic Communications	117
10.03	No Waiver; Cumulative Remedies; Enforcement	119
10.04	Expenses; Indemnity; Damage Waiver	120
10.05	Payments Set Aside	121
10.06	Successors and Assigns	122
10.07	Treatment of Certain Information; Confidentiality	126
10.08	Right of Setoff	127
10.09	Interest Rate Limitation	127
10.10	Counterparts; Integration; Effectiveness	128
10.11	Survival of Representations and Warranties	128
10.12	Severability	128
10.13	Replacement of Lenders	129
10.14	Governing Law; Jurisdiction; Etc.	129
10.15	WAIVER OF JURY TRIAL	130
10.16	No Advisory or Fiduciary Responsibility	131
10.17	Electronic Execution of Assignments and Certain Other Documents	131
10.18	USA PATRIOT Act	132
10.19	Time of the Essence	132
10.20	ENTIRE AGREEMENT	132

SIGNATURES		S-1

Confidential Treatment Requested

SCHEDULES

1.01A	Historical Closing Date Consolidated EBITDA Adjustments
1.01B	Foreign Cash Equivalents
1.01C	Existing Liens Securing Judgments
2.01	Commitments and Applicable Percentages
5.03	Certain Authorizations
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.08(b)	Existing Liens
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.23	Licenses
6.12	Guarantors
6.19	Post-Closing Obligations
7.02	Existing Indebtedness
7.05	Dispositions
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Term B1 Note
B-2	Term B2 Note
B-3	Term B3 Note
B-4	Revolving Credit Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G-1	Perfection Certificate
G-2	Perfection Certificate Supplement
H-1	Opinion Matters – Counsel to Loan Parties
H-2	Opinion Matters – In-house Counsel to Loan Parties
I	United States Tax Compliance Certificate
J	Solvency Certificate
K	Mortgage

Confidential Treatment Requested

CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Agreement”) is entered into as of September 30, 2014, among ORBCOMM Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and MACQUARIE CAF LLC, as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term B loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Acquisition Agreement” means, with respect to the Term B3 Facility and the Additional Permitted Acquisition, the agreement or document setting out the terms and conditions of the Additional Permitted Acquisition.

“Additional Permitted Acquisition” means the acquisition by a Loan Party of all of the Equity Interests in or substantially all assets of Target B.

“Administrative Agent” means Macquarie CAF LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in such form as approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

Confidential Treatment Requested

“Aggregate Credit Exposures” means, at any time, in respect of (a) the Term B1 Facility, the Term B2 Facility or the Term B3 Facility, the aggregate amount of the Term B1 Loans, the Term B2 Loans or the Term B3 Loans, as the case may be, outstanding at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstanding at such time.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term B1 Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B1 Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B1 Commitment at such time, subject to adjustment as provided in Section 2.12, and (ii) thereafter, the principal amount of such Term B Lender’s Term B1 Loans at such time, (b) in respect of the Term B2 Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B2 Facility represented by (i) at any time during the Availability Period in respect of such Facility, such Term B Lender’s Term B2 Commitment at such time, subject to adjustment as provided in Section 2.12, and (ii) thereafter, the principal amount of such Term B Lenders Term B2 Loans at such time, (c) in respect of the Term B3 Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B3 Facility represented by (i) at any time during the Availability Period in respect of such Facility, such Term B Lender’s Term B3 Commitment at such time, subject to adjustment as provided in Section 2.12, and (ii) thereafter, the principal amount of such Term B Lenders Term B3 Loans at such time and (d) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.12. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, in respect of each Facility, 3.75% per annum for Base Rate Loans and 4.75% per annum for Eurodollar Rate Loans.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, with respect to any of the Term B1 Facility, the Term B2 Facility, the Term B3 Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term B1 Loan, a Term B2 Loan, at Term B3 Loan or a Revolving Credit Loan, respectively, at such time.

Confidential Treatment Requested

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means (a) in respect of the Revolving Credit Facility, the period from and including the Term B1 Funding Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans pursuant to Section 8.02, (b) in respect of the Term B2 Facility, the period from and including the Term B1 Funding Date to the earliest of (i) the date that falls six months after the Term B1 Funding Date, provided that, such date may be extended with the prior written consent of the Administrative Agent, (ii) the date on which the Initial Permitted Acquisition is consummated and (iii) the date of termination of the commitments of the Term B Lenders to make Term B2 Loans pursuant to Section 8.02, and (c) in respect of the Term B3 Facility, the period from and including the Term B1 Funding Date to the earliest of (i) the date that falls six months after the Term B1 Funding Date, provided that, such date may be extended with the prior written consent of the Administrative Agent, (ii) the date on which the Additional Permitted Acquisition is consummated and (iii) the date of termination of the commitments of the Term B Lenders to make Term B3 Loans pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the prime commercial lending rate published in The Wall Street Journal for such day, and (c) the Eurodollar Rate plus 1.00%.

“Base Rate Loan” means a Revolving Credit Loan, a Term B1 Loan, a Term B2 Loan or a Term B3 Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

Confidential Treatment Requested

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term B Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York, the state where the Administrative Agent’s Office is located or where the Borrower’s chief executive office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Called Principal” means, with respect to any Term B Loan, the principal amount of such Term B Loan that is to be prepaid pursuant to Section 2.03(a) or Section 2.03(b)(ii) or (iii).

“Called Principal Determination Period” means, with respect to any Called Principal, the period commencing on the effective date of such prepayment to (and including) the second anniversary of the Term B1 Funding Date.

“Capital Expenditures” means, for any period, the aggregate of all cash expenditures by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances or overnight reverse repurchase agreements of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $250,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

Confidential Treatment Requested

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above (excluding, in the case of

Confidential Treatment Requested

both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Change of Control Election Time” has the meaning specified in Section 2.03(b)(v).

“Change of Control Prepayment Date” has the meaning specified in Section 2.03(b)(v).

“Change of Control Prepayment Lenders” has the meaning specified in Section 2.03(b)(v).

“Change of Control Prepayment Notice” has the meaning specified in Section 2.03(b)(v).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or “Trust Property” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 6.12 and 6.19 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term B1 Commitment, a Term B2 Commitment, a Term B3 Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term B1 Borrowing, (b) a Term B2 Borrowing, (c) a Term B3 Borrowing, (d) a Revolving Credit Borrowing, (e) a conversion of Loans from one Type to the other, or (f) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Act” means the Communications Act of 1934 (47 U.S.C. 151, et seq.), as amended.

Confidential Treatment Requested

“Communications Licenses” means (a) the licenses, permits, authorizations or certificates to construct, own, operate or promote the business of the Borrower and its Subsidiaries (including, without limitation, the launch and operation of Satellites) as granted by the FCC, and all extensions, additions and renewals thereto or thereof, and (b) the licenses, permits, authorizations or certificates which are necessary to construct, own, operate or promote the business of the Borrower and its Subsidiaries (including, without limitation, the launch and operation of Satellites) as granted by administrative law courts or any other Governmental Authority, and all extensions, additions, and renewals thereto and thereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes expensed by the Borrower and its Subsidiaries for such period, (iii) depreciation, depletion and amortization expense, (iv) stock-based compensation expense, (v) net loss attributable to other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which does not represent a cash item in such period or any future period, (vi) extraordinary losses, (vii) non-capitalized Launch Insurance and Satellite in-orbit insurance expenses, (viii) the amount of any acquisition-related costs, including restructuring charges and integration costs and related costs and charges, including any one-time (on a per-transaction basis) costs or charges, incurred in connection with acquisitions permitted under this Agreement, (ix) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, acquisitions and similar Investments, Dispositions or other similar transactions, in any such case, within four (4) fiscal quarters after the date of consummation of such merger, business combination, acquisition or similar Investment, Disposition or other similar transaction; provided that, for the purpose of this clause (a)(ix), (A) any such adjustments shall be added to Consolidated Adjusted EBITDA until fully realized and shall be calculated on a Pro Forma Basis as though such adjustments have been realized on the first day of the relevant period and shall be calculated net of the amount of actual benefits realized from such actions, (B) any such adjustments shall be reasonably identifiable, and (C) no such adjustments shall be added pursuant to this clause (a)(ix) to the extent duplicative of any items related to adjustments included in the definition of Consolidated Net Income and clause (a)(viii) above, (x) loss from discontinued operations and (xi) non-cash loss from the sale of assets permitted under this Agreement; provided that, for the purposes of this clause (a), any one-time adjustments, expenses, costs or charges, extraordinary losses, “run rate” cost savings and other synergies and unusual items shall be reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Administrative Agent shall make such determination as to whether it is so reasonably satisfied (or not reasonably satisfied) in a manner reasonably consistent with its determination, as of the Closing Date, that it is satisfied with the one-time adjustments, expenses, costs or charges and extraordinary losses included by the Borrower in its calculation of consolidated adjusted EBITDA for periods prior to the Closing Date and set forth on Schedule 1.01(A)), and, in the case of the Initial Permitted Acquisition and

Confidential Treatment Requested

Additional Permitted Acquisition, as shall be agreed at the time of drawdown of the applicable Term B Facility to fund such Initial Permitted Acquisition or Additional Permitted Acquisition, as the case may be; and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period (which, for the avoidance of doubt, shall not include revenue invoiced as accounts receivable, revenue accruals, all gains and income earned, accretion of deferred revenues or income, or reversals of expense accruals), (iii) extraordinary gains, (iv) income from discontinued operations and (v) non-cash gains from the sale of assets permitted under this Agreement.

Notwithstanding anything to the contrary contained herein and subject to adjustments as contemplated in the definitions of “Pro Forma Basis” and “Pro Forma Effect”, “Consolidated Adjusted EBITDA” shall be deemed to be $5,122,000, $4,895,000 and $5,137,000, respectively for the fiscal quarters ended December 31, 2013, March 31, 2014 and June 30, 2014.

“Consolidated Cash Flow From Operating Activities” means, as of the last day of any fiscal quarter of the Borrower for the period of four fiscal quarters then ended, the Borrower’s consolidated “cash flows from operating activities” for such period as shown on Borrower’s financial statements in accordance with GAAP; provided that, Consolidated Cash Flow From Operating Activities will be increased by the amount of dividends or other distributions actually paid in cash by the Borrower to holders of its Equity Interests during such aforementioned four fiscal quarters then ended.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis with respect to such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the last day of the four-fiscal-quarter period immediately preceding the date of determination.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement or instrument applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (b) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

Confidential Treatment Requested

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any amount of principal of an Loan, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) with respect to any amount (other than principal of any Loan), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder

Confidential Treatment Requested

(provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discounted Yield Value” means, with respect to Projected Interest Payments on any Called Principal of Term B Loans, the amount obtained by discounting the aggregate Projected Interest Payments that would accrue on such Called Principal during the Called Principal Determination Period therefor at a discounted factor (applied on quarterly periodic basis for each fiscal quarter during the Called Principal Determination Period) equal to the Reinvestment Yield with respect to such Projected Interest Payments.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or (x) is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) or (y) is redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the earlier of (a) the Maturity Date and (b) the date on which there are no Obligations outstanding.

Confidential Treatment Requested

“Dollar” and “$” mean lawful money of the United States.

“Earth Station” means any earth station (gateway) licensed for operation by the FCC or by a Governmental Authority outside of the United States that is owned and operated by the Borrower or any of its Subsidiaries.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (iv) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

Confidential Treatment Requested

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041 of ERISA or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 of the Code or Sections 303 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent in consultation with the Borrower, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and;

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that the Eurodollar Rate shall not be less than 1.00% per annum at any time; provided, further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; and provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

“Eurodollar Rate Loan” means a Revolving Credit Loan, a Term B1 Loan, a Term B2 Loan or a Term B3 Loan that bears interest at a rate based on clause (a) of the definition of the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

Confidential Treatment Requested

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) Consolidated Cash Flow From Operating Activities for such fiscal year minus (b)(i) for the fiscal years ended December 31, 2015 and December 31, 2016, the aggregate Capital Expenditures actually paid in cash during such fiscal years by the Borrower and its Subsidiaries on OG2 Satellites and related assets up to $80,000,000, (ii) in respect of any fiscal year of the Borrower, the aggregate Capital Expenditures made using the proceeds of any Extraordinary Receipts to the extent applied in the replacement or launching of any Satellite and (iii) in respect of any fiscal year of the Borrower, the aggregate Capital Expenditures actually paid in cash during such fiscal year by the Borrower and its Subsidiaries not exceeding 7.5% of the Borrower’s consolidated gross revenues for such fiscal year.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Note Agreement” means that certain Senior Secured Note Agreement dated as of January 4, 2013, among the Borrower and the purchasers party thereto (as amended, supplemented or otherwise modified from time to time).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business consisting of proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.03(b)(iv) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term B1 Facility, the Term B2 Facility, the Term B3 Facility or the Revolving Credit Facility, as the context may require.

Confidential Treatment Requested

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“FCC” means the Federal Communications Commission (or any successor Governmental Authority).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of September 30, 2014 between the Borrower and the Administrative Agent (and any other fee letter between the Borrower or a Guarantor and the Administrative Agent).

“Foreign Cash Equivalents” means (i) any Investment in certificates of deposit or bankers’ acceptances of any bank organized under the laws of the United Kingdom, Australia, Brazil, Canada, Japan or any country that is a member of the European Economic Community whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof; provided in each case that such Investment matures within one year from the date of acquisition thereof by a Subsidiary of the Borrower and (ii) other Investments of the types set forth on Schedule 1.01B.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

Confidential Treatment Requested

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12 and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

Confidential Treatment Requested

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower (a) whose total assets at the last day of the relevant period most recently ended on or prior to such determination date were an amount equal to or less than 2.5% of the consolidated total assets of the Borrower and its Subsidiaries at such date, (b) whose gross revenues for such period were an amount equal to or less than 2.5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, (c) whose total assets (when combined with the assets of other Immaterial Subsidiaries, after eliminating intercompany obligations) at the last day of the relevant period most recently ended on or prior to such determination date were an amount equal to or less than 5.0% of the consolidated total assets of the Borrower and its Subsidiaries at such date and (d) whose gross revenues (when combined with the revenues of other Immaterial Subsidiaries, after eliminating intercompany obligations) for such period were an amount equal to or less than 5.0% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that no subsidiary shall be an Immaterial Subsidiary if it has guaranteed any Indebtedness for borrowed money of any Loan Party.

“Impacted Loans” has the meaning assigned to such term in Section 3.03.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case, to the extent not cash collateralized;

(c) net obligations of such Person under any Swap Contract; provided that, for the purposes of determining the Consolidated Leverage Ratio, such obligations shall only constitute “Indebtedness” if such obligations are due and payable;

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the lesser of the fair market value of such property and the amount of the obligation so secured;

Confidential Treatment Requested

(e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(f) all Disqualified Capital Stock; and

(g) all Guarantees of such Person in respect of any of the foregoing to the extent of the lesser of the amount of the Indebtedness underlying any such Guarantee and the maximum stated amount of such Guarantee.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt, Indebtedness does not include the following items to the extent incurred in the ordinary course of business: capital expenditures, accounts payable, accruals, employee obligations, accruals of employee fringe benefits or separation benefits, accruals for commissions or revenue sharing expense, warranty obligations, accrued taxes, deferred income tax liabilities, customer deposits, deferred rent expense, and deferred revenues. Further for the avoidance of doubt, Indebtedness does not include inter-company loans, or advances, that are eliminated upon consolidation of the Borrower.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Acquisition Agreement” means, with respect to the Term B2 Facility and the Initial Permitted Acquisition, the agreement or document setting out the terms and conditions of the Initial Permitted Acquisition.

“Initial Permitted Acquisition” means the acquisition by a Loan Party of all of the Equity Interests in or substantially all assets of Target A.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.02(a)(iv).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

Confidential Treatment Requested

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Launch Insurance” has the meaning specified in Section 6.07(b).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

Confidential Treatment Requested

“License Subsidiary” means ORBCOMM License Corp. and any other direct or indirect single purpose Subsidiary of the Borrower, the sole business and operations of which single purpose Subsidiary is to hold one or more Communications Licenses.

“Lien” means any Mortgage Instrument, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, the sum, without duplication of, all cash, Cash Equivalents and Foreign Cash Equivalents of the Borrower and its Subsidiaries (in each case, free and clear of all Liens, other than Liens permitted by Section 7.01(a) or (n)) plus the aggregate of all undrawn amounts under any revolving credit facility of the Borrower and its Subsidiaries (provided that the conditions to drawing thereunder are satisfied (or capable of being satisfied) at such time, including amounts available under the Revolving Credit Facility).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term B Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents and (e) any Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Make Whole Amount” means, with respect to any Called Principal of Term B Loans, an amount equal to the Discounted Yield Value thereon for the Called Principal Determination Period.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Communications License” means any Communications License, the loss, revocation, modification, non-renewal, suspension or termination of which, could be reasonably expected to have a Material Adverse Effect.

Confidential Treatment Requested

“Material Contract” means, with respect to any Person, each contract to which such Person is a party or by which any of its respective properties may be bound and either (a) the entry into which would be required to be reported on Form 8-K or (b) default under or termination or abandonment of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the fifth anniversary of the Term B1 Funding Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Mortgage” has the meaning specified in Section 6.12(a).

“Mortgage Deliverable” has the meaning specified in Section 6.12(a).

“Mortgage Instrument” has the meaning specified in Section 6.12(a).

“Mortgage Policy” has the meaning specified in Section 6.12(a).

“Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash, Cash Equivalents and Foreign Cash Equivalents received in connection with such transaction (including any cash, Cash Equivalents or Foreign Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket fees and expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash, Cash Equivalents and Foreign Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

Confidential Treatment Requested

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Term B1 Note, a Term B2 Note, a Term B3 Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

Confidential Treatment Requested

“Outstanding Amount” means, with respect to Term B Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term B Loans and Revolving Credit Loans, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” means the USA PATRIOT ACT (title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (not including a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit G-2 or any other form approved by the Administrative Agent.

“Permitted Encumbrances” means (a) Liens existing on the date hereof and listed on Schedule 1.01C, (b) Liens of the type described in clauses (a), (c), (d), (g), (j), (o) and (q) of Section 7.01 and (c) such Liens as identified on the Mortgage Policy applicable to such property and acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Premium Cost” has the meaning specified in Section 6.07(b).

Confidential Treatment Requested

“Pro Forma Basis” or “Pro Forma Effect” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness) after the first day of the relevant calculation period or test period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such calculation period or test period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant calculation period or test period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such calculation period or test period, as the case may be, and (z) any Investment permitted by Section 7.03(f), (i) or (j) (a “Relevant Transaction”) then being consummated as well as any other Relevant Transaction if consummated after the first day of the relevant calculation period or test period, as the case may be, and on or prior to the date of the respective Relevant Transaction, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness) incurred or issued after the first day of the relevant calculation period or test period, as the case may be (whether incurred to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such calculation period or test period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant calculation period or test period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such calculation period or test period, as the case may be, and remain retired through the date of determination; and

(ii) in making any determination of Consolidated Adjusted EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Relevant Transaction if effected during the respective calculation period or test period, as the case may be, as if same had occurred on the first day of the respective calculation period or test period, as the case may be (in the case of the pro forma consolidated adjusted EBITDA of the acquired entity, determined in the same manner as set forth in the definition of Consolidated Adjusted EBITDA, without duplication).

“Projected Interest Payments” means, with respect to the Called Principal of any Term B Loan, all payments of interest that would be due after the effective date of prepayment with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Public Lender” has the meaning specified in Section 6.02.

“Reduction Amount” has the meaning set forth in Section 2.03(b)(ix).

“Register” has the meaning specified in Section 10.06(c).

Confidential Treatment Requested

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reinvestment Yield” means, with respect to the Called Principal of any Term B Loan, 0.50% over the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the effective date of prepayment of such Called Principal, in the U.S. Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the remaining average life of such Called Principal as of the effective date of prepayment of such Called Principal. In the case of each determination of the Reinvestment Yield, such implied yield will be determined, if necessary by interpolating linearly between (a) the applicable U.S. Treasury security with maturity closest to and greater than such remaining average life and (b) the applicable U.S. Treasury security with the maturity closest to and less than such remaining average life.

“Related Documents” means (a) with respect to the Initial Permitted Acquisition, the Initial Acquisition Agreement and any other agreements, instruments and other documents delivered under, or in connection with, the Initial Acquisition Agreement and (b) with respect to the Additional Acquisition, the Additional Acquisition Agreement and any other agreements, instruments and other documents delivered under, or in connection with, the Additional Acquisition Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Term B Loans or Revolving Credit Loans, a Committed Loan Notice.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstanding and (b) aggregate unused Commitments; provided that any unused Revolving Credit Commitment of, and the portion of the Total Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstanding and (b) aggregate unused Revolving Credit Commitments; provided that any unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

Confidential Treatment Requested

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders; provided, further, that the Total Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Required Term B1 Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B1 Facility on such date; provided that the portion of the Term B1 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B1 Lenders; provided further, that the Total Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B1 Lenders.

“Required Term B2 Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B2 Facility on such date; provided that the portion of the Term B2 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B2 Lenders; provided further, that the Total Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B2 Lenders.

“Required Term B3 Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B3 Facility on such date; provided that the portion of the Term B3 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B3 Lenders; provided further, that the Total Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B3 Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief accounting officer, executive vice president, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01 or 4.02, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, excluding dividends, distributions and other payments exclusively in Equity Interests that do not constitute Disqualified Capital Stock.

Confidential Treatment Requested

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding committed Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-4.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Satellite(s)” means any and all satellites of any kind or character (whether geostationary or non-geostationary, low-earth orbit or otherwise), owned by, leased to or for which a contract to purchase has been entered into by, the Borrower or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Supplemental Agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

Confidential Treatment Requested

“Security Agreement” has the meaning specified in Section 4.02(a)(iii).

“Security Agreement Supplement” has the meaning given to the term “Pledge Supplement” in the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date, after taking into account the amount of any investment provided by the parent of such Person, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person (the “parent”) means a corporation, partnership, joint venture, limited liability company or other business entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, controlled, or, (b) in the case of a partnership, (i) the sole general partner or managing general partner of which is such Person and/or one or more subsidiaries of such Person or (ii) the only general partners of which are such Person and/or one or more subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Agent” has the meaning specified in Section 9.05.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Confidential Treatment Requested

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing, but excluding a non-controlling interest recorded on the balance sheet as an investment existing as of the Closing Date) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). For the avoidance of doubt, an ordinary course operating lease shall not constitute a Synthetic Lease Obligation.

“Target A” means the Person identified as such by the Borrower in the Fee Letter.

“Target B” means the Person identified as such by the Borrower in the Fee Letter.

“Target B Sub Debt” means unsecured loans up to an aggregate principal amount of $20,000,000 incurred by the Borrower in connection with the Additional Permitted Acquisition; provided that (a) the terms of such loans do not provide for maturity or any interest payment (other than payment-in-kind non-cash interest), scheduled amortization or mandatory prepayment prior to at least six (6) months after the Maturity Date, other than, subject to the prior repayment or prepayment of the Obligations, customary prepayments or satisfactions and discharges upon a change of control, asset sale event or casualty or condemnation event, customary prepayments or satisfactions and discharges based on excess cash flow and customary acceleration rights upon an event of default, (b) the terms of such loans provide for subordination of such loans and all related obligations to the Obligations (and which shall be pursuant to documentation satisfactory to the Administrative Agent) and (c) such loans are not guaranteed by any Subsidiaries of the Borrower that do not guarantee the Obligations and are not secured by any assets that do not secure the Obligations.

Confidential Treatment Requested

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Borrowing” means either a Term B1 Borrowing, a Term B2 Borrowing or a Term B3 Borrowing.

“Term B Commitment” means either a Term B1 Commitment, a Term B2 Commitment or a Term B3 Commitment.

“Term B Facilities” means, at any time, the Term B1 Facility, the Term B2 Facility and the Term B3 Facility.

“Term B Lender” means any Lender that has a Term B Commitment at such time and/or holds Term B Loans at such time.

“Term B Loan” means a Term B1 Loan, a Term B2 Loan or a Term B3 Loan.

“Term B1 Borrowing” means a borrowing consisting of simultaneous Term B1 Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(a)(i).

“Term B1 Commitment” means, as to each Term B Lender, its obligation to make Term B1 Loans to the Borrower pursuant to Section 2.01(a)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on Schedule 2.01 under the caption “Term B1 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B1 Facility” means, at any time, (a) on or prior to the Term B1 Funding Date, the aggregate amount of the Term B1 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B1 Loans of all Term B Lenders outstanding at such time.

“Term B1 Funding Date” means the funding date of the Term B1 Facility.

“Term B1 Loan” means an advance made by any Term B Lender under the Term B1 Facility.

“Term B1 Note” means a promissory note made by the Borrower in favor of a Term B Lender evidencing Term B1 Loans made by such Term B Lender, substantially in the form of Exhibit B-1.

“Term B2 Borrowing” means a borrowing consisting of simultaneous Term B2 Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(a)(ii).

Confidential Treatment Requested

“Term B2 Commitment” means, as to each Term B Lender, its obligation to make Term B2 Loans to the Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding not to exceed the lesser of (a) $10,000,000, and (b) the amount that maintains pro-forma compliance with a Consolidated Leverage Ratio of less than 4.50:1.00 (which shall take into account any synergies to the Initial Permitted Acquisition to the extent agreed to by the Administrative Agent and the Borrower) or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B2 Facility” means, at any time, (a) at any time during the Availability Period in respect of such Facility, the sum of (i) the aggregate amount of the Term B2 Commitments at such time and (ii) the aggregate principal amount of the Term B2 Loans of all Term B Lenders outstanding at such time and (b) thereafter, the aggregate principal amount of the Term B2 Loans of all Term B Lenders outstanding at such time.

“Term B2 Funding Date” means the funding date of the Term B2 Facility.

“Term B2 Loan” means an advance made by any Term B Lender under the Term B2 Facility.

“Term B2 Note” means a promissory note made by the Borrower in favor of a Term B Lender, evidencing Term B2 Loans made by such Term B Lender, substantially in the form of Exhibit B-2.

“Term B3 Borrowing” means a borrowing consisting of simultaneous Term B3 Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(a)(iii).

“Term B3 Commitment” means, as to each Term B Lender, its obligation to make Term B3 Loans to the Borrower pursuant to Section 2.01(a)(iii) in an aggregate principal amount at any one time outstanding not to exceed the lesser of (a) $70,000,000, and (b) the amount that maintains pro-forma compliance with a Consolidated Leverage Ratio of less than 4.50:1.00 (which shall take into account any synergies to the Additional Permitted Acquisition to the extent agreed to by the Administrative Agent and the Borrower) or opposite the caption “Term B3 Commitment” in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B3 Facility” means, at any time, (a) at any time during the Availability Period in respect of such Facility, the sum of (i) the aggregate amount of the Term B3 Commitments at such time and (ii) the aggregate principal amount of the Term B3 Loans of all Term B Lenders outstanding at such time and (b) thereafter, the aggregate principal amount of the Term B3 Loans of all Term B Lenders outstanding at such time.

“Term B3 Funding Date” means the funding date of the Term B3 Facility.

Confidential Treatment Requested

“Term B3 Loan” means an advance made by any Term B Lender under the Term B3 Facility.

“Term B3 Note” means a promissory note made by the Borrower in favor of a Term B Lender, evidencing Term B3 Loans made by such Term B Lender, substantially in the form of Exhibit B-3.

“Threshold Amount” means $15,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Indebtedness” means, as of any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries, excluding, without duplication, (i) any Indebtedness that is cash collateralized, (ii) committed but undrawn amounts, (iii) the Target B Sub Debt and (iv) any non-cash obligations under FASB ASC 815, determined on a consolidated basis in accordance with GAAP”. In addition, Total Indebtedness shall exclude (without duplication of the foregoing exclusions) amounts due, if any, under the non-interest bearing Promissory Note dated January 2002, of ORBCOMM Europe LLC, as Borrower in favor of OHB Systems AG in the principal amount of €1,138,410 payable solely from Distributable Profits (as defined in such Promissory Note). For the avoidance of doubt, Total Indebtedness does not include intercompany loans, or advances, that are eliminated upon consolidation of the Borrower.

“Total Revolving Credit Outstanding” means the aggregate Outstanding Amount of all Revolving Credit Loans.

“Total Outstanding” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the Related Documents to which they are or are intended to be a party, (b) the refinancing of outstanding Indebtedness of the Borrower and its Subsidiaries under the Existing Note Agreement and the termination of all commitments with respect thereto, (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing, (d) if the Term B2 Facility is or is to be utilized, the consummation of the Initial Permitted Acquisition and (e) if the Term B3 Facility is or is to be utilized, the consummation of the Additional Permitted Acquisition.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Confidential Treatment Requested

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for each subsequent fiscal quarter after December 31, 2013 ended at least 45 days before the Closing Date, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter of the Borrower and its Subsidiaries, including the notes thereto.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Confidential Treatment Requested

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate

Confidential Treatment Requested

for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.07 Pro Forma Calculations

Notwithstanding anything to the contrary herein, for purposes of the Consolidated Leverage Ratio, Consolidated Adjusted EBITDA and Total Indebtedness shall be calculated on a Pro Forma Basis.

1.08 Pro Rata Rule: 2014

For purposes of the fiscal year ended December 31, 2014, any reference to “any fiscal year” in any permitted exception (or basket) set forth in Sections 7.03, 7.05 and 7.06 shall be deemed to be a reference to the period from and including the Closing Date to and including December 31, 2014 and any related dollar amount shall be subject to pro rata reduction by multiplying such dollar amount by the following fraction: (x) the numerator being the actual number of calendar days from and including the Closing Date to and including December 31, 2014 and (y) the denominator being 365.

1.09 Prior to Initial Credit Extension

Notwithstanding anything to the contrary herein, prior to the initial Credit Extension hereunder, Article VII and any representation, warranty, covenant or other term hereof shall not apply (and shall be disregarded) to the extent that compliance therewith by the Borrower or its Subsidiaries, or the Borrower’s agreement therewith, would conflict with, or result in a breach or default under, the Existing Note Agreement.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans (a) The Term B Borrowings. (i) Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower on the Term B1 Funding Date in an amount not to exceed such Term B Lender’s Term B1 Commitment. The Term B1 Borrowing shall consist of Term B1 Loans made simultaneously by the Term B Lenders in accordance with their respective Term B1 Commitments. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed. Term B1 Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(ii) Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower, on any Business Day during the Availability Period for the Term B2 Facility, in an aggregate amount not to exceed such Term B Lender’s Term B2 Commitment. The Term B2 Borrowing shall consist of Term B2 Loans made simultaneously by the Term B Lenders in accordance with their respective Term B2 Commitments. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed. Term B2 Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

Confidential Treatment Requested

(iii) Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower, on any Business Day during the Availability Period for the Term B3 Facility, in an aggregate amount not to exceed such Term B Lender’s Term B3 Commitment. The Term B3 Borrowing shall consist of Term B3 Loans made simultaneously by the Term B Lenders in accordance with their respective Term B3 Commitments. Amounts borrowed under this Section 2.01(a)(iii) and repaid or prepaid may not be reborrowed. Term B3 Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstanding shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.03(a), and re-borrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term B Borrowing, each Revolving Credit Borrowing, each conversion of Term B Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in

Confidential Treatment Requested

excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term B1 Borrowing, a Term B2 Borrowing, a Term B3 Borrowing, a Revolving Credit Borrowing, a conversion of Term B Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term B Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term B Loans or Revolving Credit Loans shall be made as, or converted to, Eurodollar Rate Loans having an Interest Period of three (3) months. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term B Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term B Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to all Term B Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Term B Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Credit Facility.

Confidential Treatment Requested

2.03 Prepayments. (a) Optional. Subject to the last sentence of this Section 2.03(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term B Loans and Revolving Credit Loans in whole or in part without, except as set forth in Section 2.03(c), premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $1,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term B Loans pursuant to this Section 2.03(a), and subject to Section 2.12, shall be applied ratably to the outstanding Term B Loans and paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Term B Loans. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay any Term B Facility pursuant to this Section 2.03(a) during the period from the Term B1 Funding Date through the date ten Business Days thereafter.

(b) Mandatory. (i) Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) the Borrower shall, commencing with respect to the fiscal year ended December 31, 2015, prepay an aggregate principal amount of Term B Loans equal to the excess (if any) of (A) 50% of Excess Cash Flow for the fiscal year covered by such financial statements over (B) the aggregate principal amount of Term B Loans prepaid pursuant to Section 2.03(a) (such prepayments to be applied as set forth in clause (v) below); provided that, commencing with the fiscal year ending December 31, 2015, the percentage in this Section 2.03(b)(i) shall be reduced to (x) 25% if the Consolidated Leverage Ratio for the fiscal year of the Borrower ended prior to such prepayment date is less than or equal to 3.75 to 1.00 and (y) 0% if the Consolidated Leverage Ratio for the fiscal year of the Borrower ended prior to such prepayment date is less than or equal to 3.25 to 1.00.

(ii) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Sections 7.05(a), (b), (c), (d), (e), (f), or (g)) which results in the realization by such Person of Net Cash Proceeds in excess of $100,000 (when aggregated with Net Cash Proceeds from all related Dispositions or Extraordinary Events, as the case may be), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within ten (10) Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (vi) below); provided, however, that, with respect to any Net Cash

Confidential Treatment Requested

Proceeds realized under a Disposition described in this Section 2.03(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to such tenth Business Day), and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds to replace the equipment, fixed assets or real property in respect of which such cash proceeds were received or other assets useful in the business of the Borrower or any of its Subsidiaries so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated or, in the case of a Disposition of any Satellite, a definitive agreement for the construction of a replacement Satellite shall have been executed (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement nor so reinvested shall be immediately applied to the prepayment of the Loans as set forth in Section 2.03(b)(vi).

(iii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below).

(iv) Upon any Extraordinary Receipt in excess of $100,000 (when aggregated with Net Cash Proceeds from all related Dispositions or Extraordinary Events, as the case may be) received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii) or (iii) of this Section 2.03(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within ten (10) Business Days of receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below); provided, however, that with respect to any Extraordinary Receipts, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to such tenth Business Day), and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase or repair shall have been consummated or completed or, in the case of an Extraordinary Receipt in respect of any Satellite, a definitive agreement for the construction of a replacement Satellite shall have been executed; and provided, further, however, that any Net Cash Proceeds not subject to such definitive agreement nor so applied shall be immediately applied to the prepayment of the Loans as set forth in Section 2.03(b)(vi).

(v) (A) Notwithstanding anything to the contrary contained in this Agreement, if a Change of Control occurs, each Lender shall have the right to cancel its Commitments hereunder and require the Borrower to prepay the Loans held by such Lender. The Borrower further agrees that, if such Change of Control occurs at any time on or prior to the third anniversary of the Term B1 Funding Date, to pay to the Administrative Agent, for the ratable account of each Lender a fee in an amount equal to

Confidential Treatment Requested

1.00% of the aggregate principal amount of all Term B Loans prepaid pursuant to this clause (v) and if after the third but on or prior to the fourth anniversary of the Term B1 Funding Date, then such fee in an amount equal to 0.50% of such aggregate principal amount. On or prior to any Change of Control, the Borrower shall give notice (a “Change of Control Prepayment Notice”) to each Lender (x) describing the transaction or transactions that constitute the Change of Control and (y) offering to cancel such Lender’s Commitments and prepay such Lender’s Loans on the date (the “Change of Control Prepayment Date”) specified in the notice, which date shall be no earlier than 10 days and no later than 20 days from the date such Change of Control Prepayment Notice is mailed or delivered, pursuant to the procedures required by this Agreement and described in such notice.

(B) No later than 11:00 a.m. on the third Business Day prior to the Change of Control Prepayment Date (the “Change of Control Election Time”), those Lenders electing to have their Commitments canceled and Loans prepaid must inform the Administrative Agent of such election (such Lenders, the “Change of Control Prepayment Lenders”).

(C) Failure to notify the Administrative Agent by the Change of Control Election Time will be deemed to be an election not to be repaid on the Change of Control Prepayment Date.

(D) Change of Control Prepayment Lenders will not be responsible for making of any Loans after the date on which such Lender has notified the Administrative Agent of its election pursuant to the Change of Control Prepayment Notice.

(E) Any Lender that is not a Change of Control Prepayment Lender will continue as a Lender hereunder, such Lender’s Commitments and Loans will continue to be in full force and effect.

(F) At last one (1) Business Day prior to the Change of Control Prepayment Date, the Borrower shall deposit with the Administrative Agent an amount equal to the sum of (I) all Loans held by all Change of Control Prepayment Lenders and (II) 1.00% of the aggregate principal amount of all Term B Loans held by all Change of Control Prepayment Lenders.

(vi) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) (other than Section 2.03(b)(v)) shall be applied, first, the Term B Facility ratably to the outstanding Term B Loans and, second, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.03(b).

(vii) Notwithstanding any of the other provisions of clause (ii) or, (iv) of this Section 2.03(b), so long as no Default or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii) or (iv) of this Section 2.03(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date

Confidential Treatment Requested

on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii) or (iv) of this Section 2.03(b) to be applied to prepay Loans exceeds $1,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.03(b). Upon the occurrence of a Default or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.03(b) (without giving effect to the first and second sentences of this clause (vi) but which have not previously been so applied.

(viii) If for any reason the Total Revolving Credit Outstanding at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans in an aggregate amount equal to such excess.

(ix) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.03(b), shall be applied ratably to the outstanding Revolving Credit Loans; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii) or (iv) of this Section 2.03(b), the amount remaining, if any, after the prepayment in full of all Revolving Credit Loans outstanding at such time (the sum of such prepayment amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.04(b)(iv).

(c) Early Payment Fee or Premium. Notwithstanding anything to the contrary contained in this Agreement, in the event that all or any portion of the Term B Facilities is prepaid under Section 2.03(a) or Section 2.03(b)(ii) or (iii) the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term B Lender, (A) a fee in an amount equal to 1.00% of the aggregate principal amount of all Term B Loans prepaid if such prepayment occurs after the second anniversary of the Term B1 Funding Date but on or prior to the third anniversary of the Term B1 Funding Date, (B) a fee in an amount equal to 0.50% of the aggregate principal amount of all Term B Loans prepaid if such prepayment occurs after the third anniversary of the Term B1 Funding Date but on or prior to the fourth anniversary of the Term B1 Funding Date, and (C) if such prepayment occurs on or prior to the second anniversary of the Term B1 Funding Date, an amount equal to the greater of (x) the Make-Whole Amount and (y) 1.00% of the aggregate principal amount of all Term B Loans prepaid. If all or any portion of the Term B Facilities is prepaid after the fourth anniversary of the Term B1 Funding Date, such Term B Loans shall be prepaid at par. The Borrower hereby acknowledges and agrees that any fee or Make-Whole Amount as described in this Section 2.03(c) shall also be paid in accordance with the last paragraph of Section 8.02, including, without limitation, as a result of any prepayment or repayment of the Term B Loans after acceleration of all or any portion of the Obligations or as a result of the exercise of any right or remedy of the Secured Parties.

Confidential Treatment Requested

2.04 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstanding would exceed the Revolving Credit Facility. In addition, during the Availability Period in respect of the Term B2 Facility and the Term B3 Facility, the Borrower may, upon notice to the Administrative Agent as set forth above, from time to time terminate (in whole or in part) the unused portion of the aggregate Term B2 Commitments or the Term B3 Commitments, as the case may be.

(b) Mandatory. (i) The aggregate Term B1 Commitments shall be automatically and permanently reduced to zero on the date of the Term B1 Borrowing.

(ii) The aggregate Term B2 Commitments shall be automatically and permanently reduced to zero on the last day of the Availability Period for the Term B2 Facility.

(iii) The aggregate Term B3 Commitments shall be automatically and permanently reduced to zero on the last day of the Availability Period for the Term B3 Facility.

(iv) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.03(b)(i), (ii), (iii) or (iv) by an amount equal to the applicable Reduction Amount.

(c) Application of Commitment Reductions; Payment of Fees. (i) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Revolving Credit Commitment under this Section 2.04. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

(ii) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portion of the aggregate Term B2 Commitments or Term B3 Commitments under this Section 2.04. Upon any reduction of the unused portion of the aggregate Term B2 Commitments or Term B3 Commitments, the Term B2 Commitment or (as the case may be) the Term B3 Commitment of each Term B Lender shall be reduced by such Lender’s ratable portion of such reduction amount. All fees in respect of the applicable Term B Facility accrued until the effective date of any termination of the Term B Facility shall be paid on the effective date of such termination.

Confidential Treatment Requested

2.05 Repayment of Loans. (a) Term B Loans. The Borrower shall repay to the Term B Lenders on the Maturity Date the aggregate principal amount of all Term B Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.06 Interest. (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then (A) while an Event of Default under Section 8.01(f) exists or (B) otherwise, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Other than as set forth in Sections 2.06(b)(i) and (b)(ii) above, (A) while an Event of Default under Section 8.01(f) exists or (B) while any other Event of Default exists, upon the request of the Required Lenders, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees. Commitment Fee. (a) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to 0.50% times the actual daily amount by which the Revolving Credit Facility exceeds the Outstanding Amount of Revolving Credit Loans.

Confidential Treatment Requested

(b) Other Fees. The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in a Fee Letter.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Confidential Treatment Requested

2.09 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank

Confidential Treatment Requested

compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term B Loans and Revolving Credit Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Confidential Treatment Requested

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Confidential Treatment Requested

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lender”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

Confidential Treatment Requested

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

Confidential Treatment Requested

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest

Confidential Treatment Requested

error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (c)(ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Confidential Treatment Requested

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI; .

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-SECT, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal with-holding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

Confidential Treatment Requested

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative. Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Confidential Treatment Requested

(e) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If, in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate

Confidential Treatment Requested

component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the affected Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate, or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

Confidential Treatment Requested

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender in reasonable detail setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Confidential Treatment Requested

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness of Agreement This Agreement shall take effect upon, and the rights and obligations of each party under this Agreement is subject to, the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

Confidential Treatment Requested

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party or is to be a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv) irrevocable written notice from the Borrower to the noteholders under the Existing Note Agreement as to the prepayment of all obligations under, and in connection with, the Existing Note Agreement; and

(v) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b) (i) All of the information made available to the Administrative Agent prior to the date hereof shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower and its Subsidiaries that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(ii) No material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of the Borrower and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2013.

(c) The Administrative Agent shall have received at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date and that the Administrative Agent reasonably determine is required by the United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the PATRIOT Act.

Confidential Treatment Requested

(d) The Administrative Agent shall have received the Fee Letter duly executed by the Borrower.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions of Initial Credit Extension Without limiting (and in addition to) the requirements of Section 4.05, the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Term B1 Funding Date (or, in the case of certificates of governmental officials, a recent date before the Term B1 Funding Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) a security agreement, in substantially the form of Exhibit F (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates and instruments representing the Collateral referred to therein accompanied by undated stock powers or instruments of transfer executed in blank,

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such

Confidential Treatment Requested

financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),

(D) a Perfection Certificate, in substantially the form of Exhibit G-1, duly executed by each of the Loan Parties, and

(E) evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv) a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as each such term is defined in Security Agreement and to the extent applicable) (together with each other intellectual property security agreement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii) a favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Loan Parties, and of in-house counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibits H-1 and H-2 respectively and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

Confidential Treatment Requested

(viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.05(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Borrower with respect to which Unaudited Financial Statements are delivered pursuant to Section 4.02(a)(xi) below;

(xi) the Audited Financial Statements, the Unaudited Financial Statements and a business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the year following the Term B1 Funding Date and on an annual basis for the two years following the Term B1 Funding Date;

(xii) a certificate attesting to the Solvency of the Borrower before and after giving effect to the Transaction, from its chief financial officer, substantially in the form of Exhibit J;

(xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies (including flood insurance policies) maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xiv) evidence that the Existing Note Agreement has been, or concurrently with the Term B1 Funding Date is being, terminated and all Liens securing obligations under the Existing Note Agreement have been, or concurrently with the Term B1 Funding Date are being, released; and

(xv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent on or before the Term B1 Funding Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Term B1 Funding Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one (1) Business Day prior to the Term B1 Funding Date, plus such additional amounts of such fees, charges and

Confidential Treatment Requested

disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) (i) All of the information made available to the Administrative Agent prior to the Term B1 Funding Date shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower and its Subsidiaries that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(ii) No material adverse effect on the business, operations, condition (financial or otherwise), assets or liabilities of the Borrower and its Subsidiaries (taken as a whole) shall have occurred since December 31, 2013.

(e) The Term B1 Funding Date shall have occurred on or before October 20, 2014 (or such later date as agreed to by the Lenders in writing).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Term B1 Funding Date specifying its objection thereto.

4.03 Conditions of Credit Extension Under Term B2 Facility. Without limiting (and in addition to) the requirements of Section 4.05, the obligation of each Term B Lender to make a Credit Extension under the Term B2 Facility is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Term B2 Funding Date (or, in the case of certificates of governmental officials, a recent date before such funding date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) a Note executed by the Borrower in favor of each Lender requesting a Note;

(ii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Initial Permitted Acquisition, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

Confidential Treatment Requested

(iii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.05(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(iv) certificates attesting to the Solvency of the Borrower before and after giving effect to the Transaction, from its chief financial officer, substantially in the form of Exhibit J;

(v) certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request (including, certified copies of a certificate of merger or other confirmation of the consummation of the Initial Permitted Acquisition from the applicable governmental officials) and which, in each case, shall be in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders; and

(vi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender may reasonably require; .

(b) (i) All fees required to be paid to the Administrative Agent on or before the Term B2 Funding Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before such funding date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Term B2 Funding Date plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) (i) The Lenders shall have completed a due diligence investigation of Target A and its Subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of Target A and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested including, the consolidated pro forma balance sheet and related pro forma consolidated statement of income and cash flows of the Borrower and its Subsidiaries as of, and for the twelve month period ending on, the last day of the most recently completed four-fiscal quarter period ending at least 45 days prior to the closing date of the Initial Permitted Acquisition, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or the beginning of such period (in the case of such income statements).

(ii) No new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower and its Subsidiaries that individually or in the aggregate could reasonably be expected to be adverse to the interests of the Lenders.

Confidential Treatment Requested

(iii) There has been no “Material Adverse Effect”, “Company Material Adverse Effect”, “Purchaser Material Adverse Effect”, “Target Material Adverse Effect” or such corresponding or similar term as used or defined in the Initial Acquisition Agreement.

(e) The Initial Acquisition Agreement shall be in full force and effect.

(f) The Initial Permitted Acquisition shall have been consummated in accordance with the terms of the Initial Acquisition Agreement, after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests by the Borrower that are materially adverse to the interests of the Term B Lender (it being understood that any modification, amendment, consent, waiver or request by the Borrower to the definition of “Material Adverse Effect”, “Company Material Adverse Effect”, “Purchaser Material Adverse Effect”, “Target Material Adverse Effect” or such corresponding or similar term as used or defined in the Initial Acquisition Agreement shall be deemed to be materially adverse to the interests of the Term B Lenders, unless consented to by the Term B Lenders).

(g) Target A and its Subsidiaries will have no Indebtedness (other than Indebtedness not constituting debt for borrowed money and otherwise permitted hereunder). All amounts due or outstanding in respect of any Indebtedness of Target A and its Subsidiaries (other than Indebtedness not constituting debt for borrowed money and otherwise permitted hereunder) shall have been repaid in full, all commitments (if any) in respect thereof terminated, all guarantees (if any) thereof discharged and released and all Liens therefor (if any) released, together with all fees and other amounts owing thereon, or documentation in form and substance reasonably satisfactory to the Administrative Agent to effect such release upon such repayment and termination shall have been delivered to the Administrative Agent.

(h) The representations and warranties made by or with respect to Target A, its Subsidiaries and their respective businesses in the Initial Acquisition Agreement shall be true and correct as of the closing date of the Initial Permitted Acquisition, except to the extent that the Borrower (or any of its Affiliates) would not have a right to terminate the Initial Acquisition Agreement without further liability as a result of such incorrectness.

(i) (i) Immediately before and after giving Pro Forma Effect to the Transaction, the Borrower and its Subsidiaries shall be in compliance with Section 7.11(a) on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Transaction had been consummated as of the first day of the fiscal period covered thereby, and (ii) Liquidity shall not be less than $7,500,000 as of the date of the Credit Extension after giving pro forma effect to the Initial Permitted Acquisition and any related incurrence of Indebtedness.

Confidential Treatment Requested

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed funding date specifying its objection thereto.

4.04 Conditions of Credit Extension Under Term B3 Facility. Without limiting (and in addition to) the requirements of Section 4.05, the obligation of each Term B Lender to make a Credit Extension under the Term B3 Facility is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Term B3 Funding Date (or, in the case of certificates of governmental officials, a recent date before such funding date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) a Note executed by the Borrower in favor of each Lender requesting a Note;

(ii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Additional Permitted Acquisition, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(iii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.05(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(iv) certificates attesting to the Solvency of the Borrower before and after giving effect to the Transaction, from its chief financial officer, substantially in the form of Exhibit J;

(v) certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request (including certified copies of a certificate of merger or other confirmation of the consummation of the Additional Permitted Acquisition from the applicable governmental officials) and which, in each case, shall be in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders; and

(vi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender may reasonably require.

Confidential Treatment Requested

(b) (i) All fees required to be paid to the Administrative Agent on or before the Term B3 Funding Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before such funding date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Term B3 Funding Date plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) (i) The Lenders shall have completed a due diligence investigation of Target B and its Subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of Target B and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested, including, the consolidated pro forma balance sheet and related pro forma consolidated statement of income and cash flows of the Borrower and its Subsidiaries as of, and for the twelve month period ending on, the last day of the most recently completed four-fiscal quarter period ending at least 45 days prior to the closing date of the Additional Permitted Acquisition, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or the beginning of such period (in the case of such income statements).

(ii) No new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower and its Subsidiaries that individually or in the aggregate could reasonably be expected to be adverse to the interests of the Lenders.

(iii) There has been no “Material Adverse Effect”, “Company Material Adverse Effect”, “Purchaser Material Adverse Effect”, “Target Material Adverse Effect” or such corresponding or similar term as used or defined in the Additional Acquisition Agreement.

(e) The Additional Acquisition Agreement shall be in full force and effect.

(f) The Additional Permitted Acquisition shall have been consummated in accordance with the terms of the Additional Acquisition Agreement, after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests by the Borrower that are materially adverse to the interests of the Term B Lender (it being understood that any modification, amendment, consent, waiver or request by the Borrower to the definition of “Material Adverse Effect”, “Company Material Adverse Effect”, “Purchaser Material Adverse Effect”, “Target Material Adverse Effect” or such corresponding or similar term as used or defined in the Additional Acquisition Agreement shall be deemed to be materially adverse to the interests of the Term B Lenders, unless consented to by the Term B Lenders).

Confidential Treatment Requested

(g) Target B and its Subsidiaries will have no Indebtedness (other than Indebtedness not constituting debt for borrowed money and otherwise permitted hereunder). All amounts due or outstanding in respect of any Indebtedness of Target B and its Subsidiaries (other than Indebtedness not constituting debt for borrowed money and otherwise permitted hereunder) shall have been repaid in full, all commitments (if any) in respect thereof terminated, all guarantees (if any) thereof discharged and released and all Liens therefor (if any) released, together with all fees and other amounts owing thereon, or documentation in form and substance reasonably satisfactory to the Administrative Agent to effect such release upon such repayment and termination shall have been delivered to the Administrative Agent.

(h) The representations and warranties made by or with respect to Target B, its Subsidiaries and their respective businesses in the Additional Acquisition Agreement shall be true and correct as of the closing date of the Additional Permitted Acquisition, except to the extent that the Borrower (or any of its Affiliates) would not have a right to terminate the Additional Acquisition Agreement without further liability as a result of such incorrectness.

(i) (i) Immediately before and after giving Pro Forma Effect to the Transaction, the Borrower and its Subsidiaries shall be in compliance with Section 7.11(a) on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Transaction had been consummated as of the first day of the fiscal period covered thereby, and (ii) Liquidity shall not be less than $7,500,000 as of the date of the Credit Extension after giving pro forma effect to the Additional Permitted Acquisition and any related incurrence of Indebtedness.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.04, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed funding date specifying its objection thereto.

4.05 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.05, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively; provided that any such representation or warranty qualified by or subject to “materiality” or any Material Adverse Effect or similar language, term or qualification shall be true and correct in all respects (after giving effect to any such qualification therein).

Confidential Treatment Requested

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.05(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

For purposes of this Section 4.05, for the initial Credit Extension hereunder, Section 1.09 shall not apply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the

Confidential Treatment Requested

perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) subject to prior compliance by the parties hereto with any restrictions under applicable Laws with respect to Communications Licenses, the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and indebtedness, in accordance with GAAP consistently applied throughout the period covered thereby. In addition, Schedule 5.05 sets forth, as of the Closing Date, all Indebtedness and other material liabilities (including material commitments), whether direct or contingent, except to the extent shown on the Audited Financial Statements, the Unaudited Financial Statements and as disclosed with the SEC on Form 8-k since the date of the Unaudited Financial Statements.

(b) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheets and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries as at June 30, 2014, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

Confidential Treatment Requested

(e) The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.02 or Section 6.01(c) were prepared in good faith on the basis of reasonable assumptions, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default or Event of Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 7(a) of the Perfection Certificate sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) (i) Schedule 7(a) of the Perfection Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

Confidential Treatment Requested

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance. The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks and such properties as are commercially reasonable and prudent (for the avoidance of doubt, in all cases in compliance with Section 6.07) and as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and each of its Subsidiaries have timely filed all federal and other material tax returns and reports required to be filed, and have timely paid all federal and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed material tax assessment or other claim against, and no material tax audit with respect to, the Borrower or any Subsidiary. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (iii) there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; (iv) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; (v) no ERISA Event has occurred or is reasonably expected to occur, and (vi) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

Confidential Treatment Requested

(b) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the date hereof, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. As of the date hereof, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Closing Date and the Term B1 Funding Date, as applicable, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(iii) or Section 4.02(a)(vi), as applicable, is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

Confidential Treatment Requested

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. As of the date hereof, the Borrower has disclosed or made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, at the Closing Date or at the time furnished, when taken as a whole together with the Borrower’s public filings with the SEC, contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, provided further, that, prior to the closing of (or during the period that is 90 days after the applicable closing to the extent (and only to the extent) that the Borrower shall be using during such 90 day period its commercially reasonable efforts to (upon knowledge of a Responsible Officer of the Borrower) notify the Administrative Agent of any material misstatement of fact contained in the information that was maintained in the applicable data room or any omission to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to update or otherwise supplement such information to make such information (as updated or supplemented) true and correct and not misleading) the Initial Permitted Acquisition or the Additional Permitted Acquisition, as the case may be, the Borrower makes no representation or warranty with respect to any information included in the Target A data room or the Target B data room, as the case may be.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedules 11(a), 11(b), 11(c) and 11(d) of the Perfection Certificate set forth a complete and accurate list of all such IP Rights owned or used by the Borrower and each of its Subsidiaries. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries

Confidential Treatment Requested

infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. The Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.19 Casualty, Etc. As of the Closing Date, neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor any director or officer thereof nor, to the Borrower’s knowledge or any of its Subsidiaries’ knowledge or any of their respective Responsible Officers, any employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

5.22 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance (other than immaterial non-compliance) with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.23 Licenses.

(a) Schedule 5.23(a) accurately and completely lists, as of the date hereof, for the Borrower and each of its Subsidiaries, all Material Communications Licenses (and the expiration dates thereof) granted or assigned to the Borrower or any Subsidiary, including, without limitation, for (a) each Satellite owned by the Borrower or any of its Subsidiaries, all space station licenses or authorizations, including placement on the FCC’s “Permitted Space Station List,” for the operation of Satellites with transponders (if any) issued or granted by the FCC to the Borrower or any of its Subsidiaries and (b) for each Earth Station of the Borrower and its Subsidiaries.

(b) The Communications Licenses listed on Schedule 5.23(b) include all material authorizations, licenses, and permits issued by the FCC or any other Governmental Authority that are required or necessary for the operation and the conduct of the business of the Borrower and its Subsidiaries, as now conducted. Each Communications License listed on Schedule 5.23(b) is issued in the name of the Borrower or the Subsidiary (as applicable) indicated on such Schedule.

Confidential Treatment Requested

(c) Each Material Communications License is in full force and effect. The Borrower has no knowledge of any condition imposed by the FCC or any other Governmental Authority as part of any Material Communications License which is neither set forth on the face thereof as issued by the FCC or any other Governmental Authority nor contained in the rules and regulations of the FCC or any other Governmental Authority applicable generally to telecommunications activities of the type, nature, class or location of the activities in question. Each applicable location of the Borrower or any of its Subsidiaries has been and is being operated in all material respects in accordance with the terms and conditions of the Communications License applicable to it and applicable Laws, including but not limited to the Communications Act and the rules and regulations issued thereunder.

(d) Except as disclosed on Schedule 5.23(d), no proceedings are pending or, to the Borrower’s knowledge, are threatened which may result in the loss, revocation, modification, non-renewal, suspension or termination of any Communications License, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC or any other Governmental Authority with respect to any operations of the Borrower and its Subsidiaries, which in any case could reasonable by expected to have a Material Adverse Effect.

(e) All reports, applications and other documents required to be filed by the Borrower or any of its Subsidiaries with the FCC or any other Governmental Authority have been timely filed, and all such reports, applications and documents are true, correct and complete, except where the failure to make such timely filing or any inaccuracy therein could not reasonably be expected to have a Material Adverse Effect, and except as disclosed on Schedule 5.23(e), the Borrower has no knowledge of any matters which could reasonably be expected to result in the loss, revocation, modification, non-renewal, suspension or termination of any Communications License or the imposition on the Borrower of any fines or forfeitures by the FCC or any other Governmental Authority, or which could reasonably be expected to result in a revocation, rescission, reversal or modification of any applicable authorization of the Borrower and its Subsidiaries to operate as currently authorized under applicable Laws, including but not limited to the Communications Act and the policies, rules and regulations of the FCC, which in any case could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

Confidential Treatment Requested

6.01 Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days (or, so long as the Borrower is subject to the rules and regulations of the SEC, within the time periods specified in such rules and regulations; provided that such time period may not, in any event, exceed one hundred and twenty (120) days after the end of the applicable fiscal year) after the end of each fiscal year of the Borrower, financial statements of the Borrower and its Subsidiaries on a consolidated basis, including, but not limited to, statements of income and stockholders’ equity and cash flows from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all reported on by KPMG, LLP or such other independent public accounting firm of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP; provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b) as soon as available, but in any event within forty-five (45) days (or, so long as the Borrower is subject to the rules and regulations of the SEC, within the time periods specified in such rules and regulations; provided that such time period may not, in any event, exceed sixty (60) days after the end of the applicable fiscal quarter) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of each fiscal quarter and for such fiscal quarter, setting forth, with respect to the statement of income, in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all certified by the chief financial officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by filing the report of the Borrower with the SEC on Form 10-Q for the applicable fiscal quarter; and

(c) as soon as available, but in any event within sixty (60) days after the beginning of each fiscal year of the Borrower, a month by month (or quarterly) projected operating budget and cash flow of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year (including an income statement and a balance sheet as at the end of the last month in each fiscal quarter), such projected operating budget and cash flow to be accompanied by a certificate signed by the president or chief financial officer of the Borrower to the effect that such projected operating budget and cash flow have been prepared consistent with past budgets and financial statements and the assumptions on which such projected operating budget and cash flow were prepared are reasonable in all material respects at the time made.

In addition, the Borrower shall, annually, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Section 6.01(a), participate in a meeting (which may be by teleconference) with the Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently ended period for which financial statements have been delivered.

Confidential Treatment Requested

Notwithstanding anything in this Section 6.01 to the contrary, the Borrower shall be deemed to have satisfied the requirements of Sections 6.01(a) and (b) and Sections 6.02(a) and (c) if the reports and documents are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC or website of the Borrower maintained for its investors.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) within five (5) Business Days of the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes), and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) as soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

Confidential Treatment Requested

(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, in each case excluding routine or immaterial notices;

(g) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(h) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, a Perfection Certificate Supplement;

(i) within five (5) Business Days of the delivery of the financial statements referred to in Sections 6.01(a) and (b), and at any time upon the reasonable request of the Administrative Agent, a Satellite health report prepared by the Borrower and certified by a Responsible Officer of the Borrower setting forth the operational status of each Satellite (other than Satellites yet to be launched) based on reasonable assumptions of the Borrower made in good faith and including information with respect to the availability of spare Satellites (if any) and such other information pertinent to the operation of such Satellite and the transponders thereon (if any) as the Administrative Agent may reasonably request;

(j) promptly after receipt, notice or furnishing thereof, (i) any lapse or other termination of any consent (including any Material Communications License) issued to the Borrower or any of its Subsidiaries by any Governmental Authority or any other Person that is material to the operation of the Borrower’s and its Subsidiaries’ business (taken as a whole), (ii) any refusal by any Governmental Authority or any other Person to renew or extend any such consent, (iii) the acquisition of any Material Communications License, (iv) copies of any periodic or special reports filed by the Borrower or any of its Subsidiaries with any Governmental Authority or Person, if such reports indicate any material change in the business, operations, affairs or condition of the Borrower and its Subsidiaries (taken as a whole), or if copies thereof are requested by the Administrative Agent; and (v) copies of any material notices and other communications from any Governmental Authority or Person which specifically relate to the Borrower or any of its Subsidiaries; and

(k) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Confidential Treatment Requested

Notwithstanding anything in this Section 6.02 to the contrary, the Borrower shall be deemed to have satisfied the requirements of this Section 6.02 (other than Sections 6.02(a), (e), (h), (i), (j) and (k)) if the reports and documents are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the Securities and Exchange Commission or website of the Borrower maintained for its investors.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 or such documents are available on EDGAR; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) [Intentionally Omitted];

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iv); and

Confidential Treatment Requested

(f) any matter materially and adversely affecting the value, enforceability or collectability of any material portion of the Collateral.

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. (a) Pay and discharge as the same shall become due and payable, all its obligations and liabilities including (i) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (other than such obligations and liabilities, the non-payment of which would not, either individually or in the aggregate, be reasonably expected to have an adverse effect on the Borrower or any Lender), unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than any Lien permitted under Section 7.01), and (iii) all obligations and liabilities under the Material Contracts (other than such obligations and liabilities, the non-payment of which would not, either individually or in the aggregate, be reasonably expected to have an adverse effect on the Borrower or any Lender or which are subject to a good faith commercial dispute ); provided that with respect to obligations and liabilities (other than such obligations and liabilities of the type referenced in immediately preceding clauses (i), (ii) and (iii)) the Borrower shall only be required to pay and discharge such obligations and liabilities to the extent it is commercially reasonable to do so or to the extent that the failure to so pay and discharge could reasonably be expected to result in a Material Adverse Effect, and (b) timely file all material tax returns required to be filed.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate the Acquisition and any other merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Except in each case, where failure to do so could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate: (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make

Confidential Treatment Requested

all necessary repairs thereto and renewals and replacements thereof; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) comply at all times with the provisions of all leases to which they are parties as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons including, without limitation, insurance coverage for public liability, property damage and product liability (in each case, to the extent commercially available), and all such insurance shall (i) provide for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse, cancellation or amendment of such insurance, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance or other insurance against Collateral), as applicable, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent. No notice of cancellation has been received with respect to such policies and the Borrower and each of its Subsidiaries is in compliance with all material conditions contained in such policies. Any proceeds received after the date hereof from any policies of insurance relating to any Collateral shall be applied as required by Section 2.03(b)(iv). The Borrower shall, and shall cause each of its Subsidiaries to, provide to the Administrative Agent evidence of the insurance coverage and of the assignments and endorsements required by the Loan Documents promptly upon request by the Administrative Agent and annually, an update of each existing policy. If the Borrower or any of its Subsidiaries elects to change insurance carriers, policies or coverage amounts, the Borrower shall notify the Administrative Agent and provide the Administrative Agent with evidence of the updated insurance coverage and, in the case of a Loan Party, of the assignments and endorsements required by the Loan Documents. In the event any Loan Party fails to provide the Collateral Agent with evidence of the insurance coverage required by the Loan Documents, the Administrative Agent may, but is not required to, purchase insurance at such Loan Parties’ expense to protect the Administrative Agent’s and the other Secured Parties’ interests. The Administrative Agent will notify the Loan Parties at least three (3) Business Days prior to such purchase, unless an Event of Default has occurred and is continuing. This insurance may, but need not, protect the Loan Parties’ interests. The coverage purchased by the Administrative Agent may not pay any claim made by any Loan Party or any claim that is made against such Loan Party in connection with the Collateral. The Loan Parties may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that each Loan Party has obtained insurance as required by the Loan Documents. If the Administrative Agent purchases insurance for the Collateral, the Loan Parties will be responsible for the costs of that insurance, including interest thereon and other charges imposed on the Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to those owed to the Administrative Agent under the Loan Documents. The costs of the insurance purchased by the Administrative Agent may be more than the costs of insurance the Loan Parties are able to obtain on their own.

Confidential Treatment Requested

(b) In addition, and without limitation of the foregoing, the Borrower will keep in full force and effect, in accordance with its terms, the existing launch and in-orbit operations insurance policy in effect as of the date hereof with respect to the Borrower’s next generation Satellites; and, if Satellites shall be re-launched (or shall be planned to be re-launched), the Borrower will keep in full force and effect, in accordance with its terms, such launch and in-orbit operations insurance policies on substantially similar terms as the Borrower’s existing launch and in-orbit operations insurance policy in effect as of the date hereof; provided that, in the event any such coverage becomes unobtainable in a commercially reasonable manner, the Borrower shall be permitted to procure such coverage on such other commercially reasonable terms as are customarily carried by similar companies under similar circumstances by such other Persons (as described in subsection (a) above); provided, further, that the Borrower and its Subsidiaries shall not launch (or re-launch) any Satellites without insurance that is on substantially similar terms as the existing launch and in-orbit operations insurance policy of the Borrower in effect as of the date hereof unless it shall have obtained at least such launch and in-orbit insurance as it may obtain for a premium equal to at least [***...***]%(1) of the cost of the applicable Satellites (the “Premium Cost”) and, in such event, the Borrower shall be permitted to procure such coverage on such other terms as may be commercially reasonable and as it may otherwise reasonably obtain for a cost not in excess of the Premium Cost; provided, further that, at all times, the Borrower and its Subsidiaries shall not launch (or re-launch) any Satellites without insurance without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP (or, in the case of foreign Subsidiaries, foreign regulations if applicable) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent or any of the Lenders (provided that the Lenders shall be required to accompany the Administrative Agent prior to a Default or Event of Default), collectively and at the same time, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided further, that unless a Default or Event of Default exists, no more than one such inspection shall be permitted in any fiscal year of the Borrower.

(1)	The marking [***...***] indicates omitted information that has been separately filed with the Commission.

Confidential Treatment Requested

6.11 Use of Proceeds. Use the proceeds of the (a) Initial Credit Extension to firstly, refinance the outstanding Indebtedness of the Borrower and its Subsidiaries under the Existing Note Agreement, and after such refinancing, any excess for general corporate purposes not in contravention of any Law or of any Loan Document, (b) Term B2 Facility to consummate the Initial Permitted Acquisition, (c) the Term B3 Facility to consummate the Additional Permitted Acquisition and (d) the Revolving Credit Facility for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC and which, in the reasonably judgment of the Administrative Agent and the Borrower, would result in material adverse tax consequences) by any Loan Party (including, without limitation, Target A and Target B), then the Borrower shall, at the Borrower’s expense:

(i) within thirty (30) days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within thirty (30) days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii) within thirty (30) days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, mortgages, leasehold mortgages, leasehold deeds of trust and deeds to secure debt (“Mortgage Instruments”) in each case with respect to any real property having a fair market value in excess of $500,000 (other than a Flood Hazard Property (as defined below) with a fair market value below $1,000,000), substantially in the form of Exhibit G-1 (with such changes as may be reasonably satisfactory to the Administrative Agent, including such changes as may be reasonably appropriate to account for local law matters) (including the fixture filings and Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid,

Confidential Treatment Requested

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent (but not in excess of the fair market value of such property), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all material defects and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than thirty (30) days before the day of such formation or acquisition, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent,

(D) evidence of the insurance required by the terms of the Mortgages,

(E) evidence as to whether the Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and if such Mortgaged Property is a Flood Hazard Property, (A) evidence as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (B) the Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) in respect of any Flood Hazard Property having a fair market value in excess of $1,000,000, copies of the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as mortgagee and sole loss payee on behalf of the Secured Parties,

Confidential Treatment Requested

(F) if requested by the Required Lenders, an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Lenders,

(G) estoppel and consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of such leased real properties, along with (i) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (iii) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent; provided, however, that the Administrative Agent acknowledges and agrees that certain of the relevant leases or subleases may not provide that the other parties to such leases or subleases are required to provide estoppel or consent agreements in a form and substance reasonably satisfactory to the Administrative Agent and may also not permit Loan Parties to provide the items set forth in clause (i), (ii) and (iii) of this provision, and, in such case, such Loan Parties’ sole obligation is to use reasonable efforts to obtain such agreements and items, and

(H) evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken (together with each of the items described in Sections 6.12(b)(iii)(A)–(G) above, the “Mortgage Deliverables”),

Security Agreement Supplements, Perfection Certificate, Intellectual Property Security Agreements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all certificates, if any, representing the Equity Interests in and of such Subsidiary and other instruments of the type specified in Section 4.02(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv) within thirty (30) days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of Mortgage Instruments, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties

Confidential Treatment Requested

purported to be subject to the Mortgage Instruments, Security Agreement Supplements, Intellectual Property Security Agreements and security and pledge agreements delivered pursuant to this Section 6.12 and the Security Agreement, enforceable against all third parties in accordance with their terms, provided that the Loan Parties shall not be required to pledge more than 65% of the voting stock in any CFC or take any steps to grant or perfect any lien under the laws of any non-U.S. jurisdiction, and

(v) within sixty (60) days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above (including as to matters of corporate formalities and creation and perfection of liens), and as to such other matters as the Administrative Agent may reasonably request.

(b) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Mortgage Instruments, Security Agreement Supplements, Intellectual Property Security Agreements and other security and pledge agreements, provided that, subject to the terms of the Security Agreement, the Loan Parties shall not be required to pledge more than 65% of the voting stock in any CFC which, in the reasonable judgment of the Administrative Agent and the Borrower, would result in material adverse tax consequences to the Borrower, or take any steps to grant or perfect any lien under the laws of any non-U.S. jurisdiction.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Confidential Treatment Requested

6.15 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless, prior to such time, it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.16 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, except as could not reasonably be expected to result in a Material Adverse Effect.

6.17 Anti-Corruption Laws.

Conduct its businesses in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.18 Access Codes

(a) At the request of the Administrative Agent and following an acceleration pursuant to Section 8.02, use commercially reasonable efforts to obtain promptly from each provider (other than the Borrower) of tracking, telemetry, control and monitoring services for any Satellite, consents and agreements with the Administrative Agent to:

(i) deliver expeditiously to the Administrative Agent, upon notification by the Administrative Agent that an acceleration pursuant to Section 8.02 has occurred, subject to having obtained any consent or approval of, or registration or filing with, any Governmental Authority for such delivery, all access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of any such Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon;

(ii) take commercially reasonable steps necessary, upon notification by the Administrative Agent that an acceleration pursuant to Section 8.02 has occurred, to obtain any consent or approval of, or registration or filing with, any Governmental Authority required to effect any transfer of operational control over any such Satellite and related technical data (including any license approving the export or re-export of such Satellite to any Person or Persons as designated by the Administrative Agent); and

(iii) deliver to the Administrative Agent written evidence of the issuance of any such consent, approval, registration or filing once such consent, approval, registration or filing has been obtained.

Confidential Treatment Requested

(b) If, after having used its commercially reasonable efforts to obtain the consents and agreements referred to in clause (a)(i) above, any such consents or agreements shall not have been so obtained, instruct each such provider of tracking, telemetry, control and monitoring services (and each Satellite manufacturer in respect of Satellites that have yet to be launched, to the extent that the Borrower or a Subsidiary does not have in its possession all items referred to in clause (a)(iii) above) to cooperate in providing the access codes, command codes and command encryption referred to in said clause (a)(i), in each case subject to having obtained any consent or approval of, or registration or filing with, any Governmental Authority for such delivery.

(c) At any time upon an acceleration pursuant to Section 8.02, and upon notification thereof by the Administrative Agent, to promptly deliver to the Administrative Agent, subject to having obtained any requisite consent or approval of, or registration or filing with, any Governmental Authority for such delivery, all access codes, command codes and command encryption necessary, in the sole judgment of the Administrative Agent, to establish access to and perform tracking, telemetry, control and monitoring of any Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon and any changes to or modifications of such codes and encryption.

(d) Use its commercially reasonable efforts to cause each provider (other than the Borrower) of tracking, telemetry, control and monitoring services for any Satellite to agree to, not change any access codes, command codes or command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of each Satellite at any time that an Event of Default exists and such provider of tracking, telemetry, control and monitoring services, as the case may be, has been notified by the Borrower or the Administrative Agent thereof, without promptly furnishing to the Administrative Agent the new access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of such Satellite, once such access codes, command codes and command encryption have been delivered to the Administrative Agent pursuant to this Section 6.18(d).

6.19 Post-Closing Obligations.

Not later than (a) one hundred and fifty (150) days after the Term B1 Funding Date (or such longer period as the Administrative Agent may reasonably agree in its sole discretion), the Borrower will, or will cause any applicable Loan Party, to deliver Mortgage Instruments with respect to the Mortgaged Properties listed on Schedule 6.19 and in connection therewith will deliver each of the Mortgage Deliverables, documents and legal opinions with respect to such Mortgage Instruments described in Section 6.12, and (b) two hundred and eighty (280) days after the Term B1 Funding Date (or such longer period as the Administrative Agent may reasonably agree in its sole discretion), the Borrower will, or will cause the applicable Loan Party, to deliver Deposit Account Control and Securities Account Control Agreements to the extent required by the Security Agreement.

Confidential Treatment Requested

6.20 Existing Note Agreement

The Borrower confirms that it will not revoke the prepayment notice dated as of September 30, 2014 given by the Borrower to the holders under the Existing Note Agreement unless the Term B1 Funding Date is not reasonably likely to occur on October 10, 2014 because of an inability to satisfy the conditions precedent in Section 4.02. The Borrower agrees to work in good faith with the Lenders to satisfy the conditions precedent in Section 4.02 for the initial Credit Extension to occur on October 10, 2014.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) (i) for the period on and from the Closing Date up to (and including) the date of the initial Credit Extension under this Agreement, Liens existing on the date hereof and listed on Part A of Schedule 5.08(b) and (ii) Liens existing on the date hereof and listed on Parts B and C of Schedule 5.08(b) and, in respect of any such Liens listed on Part C of Schedule 5.08(b), any renewals or extensions thereof, provided that (v) the property covered thereby is not changed, (x) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (y) the direct or any contingent obligor with respect thereto is not changed, and (z) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c) Liens for ad valorem property taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

Confidential Treatment Requested

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, Communications Licenses, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, were not incurred in connection with and do not secure Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person or the property encumbered thereby (for its intended purposes);

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(g);

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) Liens on cash, Cash Equivalents and Foreign Cash Equivalents securing cash collateralized letters of credit or performance bonds, provided that the amount of such Indebtedness outstanding shall not exceed an aggregate principal amount of $5,000,000;

(m) licenses of intellectual property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries;

(n) Liens on deposit or securities accounts of account banks or securities intermediaries securing customary fees and charges of such bank or intermediary;

(o) leases and subleases of real property granted to third parties that do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries or (ii) materially impair the use of the property encumbered (for its intended purposes);

Confidential Treatment Requested

(p) Liens existing with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary securing credit card and vendor credit programs not in excess of $2,000,000 in the aggregate; and

(q) other Liens securing Indebtedness or other liabilities outstanding in an aggregate principal amount not to exceed $1,000,000.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates;

(b) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Collateral” under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c) Indebtedness under the Loan Documents;

(d) (i) for the period on and from the Closing Date up to (and including) the date of the initial Credit Extension under this Agreement, Indebtedness outstanding on the date hereof and listed on Part A of Schedule 7.02, and (ii) Indebtedness outstanding on the date hereof and listed on Part B of Schedule 7.02 and any re-financings, re-fundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted under this Section 7.02 (other than pursuant to clauses (b) and (h) of this Section 7.02) of the Borrower or any other Guarantor;

Confidential Treatment Requested

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(g) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(g), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(h) unsecured Indebtedness constituting the Target B Sub Debt;

(i) unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(j) Indebtedness under performance bonds, surety bonds, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, and obligations with respect to letters of credit supporting performance obligations, in each case incurred in the ordinary course of business and not for financing purposes (or having the effect of a financing of borrowed money), and reimbursement obligations in respect of any of the foregoing;

(k) Indebtedness incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(l) endorsements of instruments or items of payment for collection in the ordinary course of business;

(m) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business; and

(n) Indebtedness consisting of customer deposits received by a Loan Party in the ordinary course of business.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents and Foreign Cash Equivalents;

(b) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, (iv) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by the Borrower consisting of the payment by the Borrower of ordinary course and reasonable costs and expenses in respect of the use, maintenance, repair and replacement of equipment or other network assets of any Subsidiary that is not a Loan Party, in each case, reasonably consistent with the past practice of the Borrower and in an aggregate amount invested

Confidential Treatment Requested

during any fiscal year of the Borrower not to exceed $7,500,000 (together with such additional amounts as may be reasonably agreed to by the Administrative Agent), provided that such equipment and other network assets, as the case may be, are reasonably necessary for the operation by the Borrower of its network and (v) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested during any fiscal year of the Borrower not to exceed $10,000,000;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees and Swap Contracts permitted by Section 7.02;

(e) Investments existing on the date hereof (other than those referred to in Section 7.03(b)(i)) and set forth on Schedule 5.08(e);

(f) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the assets of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(f):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be (x) primarily engaged in offering wireless data communications services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems that operate on such services, or any business which is reasonably related to or ancillary thereto or (y) lines of business or property useful in a business described in the immediately preceding clause (x);

(iii) the total cash consideration (including cash paid pursuant to earn-out and similar obligations) plus all assumptions of Indebtedness (for the avoidance of doubt, without duplication, net of cash acquired in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for all purchases and acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(f), shall not exceed (i) $50,000,000 in the aggregate plus (ii) the net cash proceeds of any equity contribution to or any Equity Interests (excluding any Disqualified Capital Stock) issued by the Borrower (not otherwise applied) after the date of this Agreement;

(iv) (A) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, (B) immediately after giving effect to such purchase or other acquisition and any related incurrence of Indebtedness, the Borrower and its Subsidiaries

Confidential Treatment Requested

shall be in compliance with all of the covenants set forth in Section 7.11 on a Pro Forma Basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (C) Liquidity shall not be less than $7,500,000 as of the date of the consummation of such purchase or other acquisition after giving pro forma effect to such purchase or acquisition and any related incurrence of Indebtedness; and

(v) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (v) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

Investments held by any Person that becomes a Subsidiary of the Borrower under this clause (f) shall be Investments permitted under this clause (f), so long as no such Investment was created in connection with, or in contemplation of, the acquisition by the Borrower or such Subsidiary;

(h) Investments in securities or obligations of trade creditors or customers in the ordinary course of business received in settlement of debts, satisfaction of judgments or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(i) other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower;

(j) Investments constituting the Initial Permitted Acquisition or the Additional Permitted Acquisition; and

(k) Investments in Target B for working capital purposes in an aggregate amount not exceeding $10,000,000 in the aggregate after the Term B1 Funding Date.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

Confidential Treatment Requested

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) the Borrower and its Subsidiaries may consummate the Initial Permitted Acquisition and the Additional Permitted Acquisition;

(e) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, a Loan Party is the surviving Person;

(f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation; and

(g) the Borrower or its Subsidiaries may dissolve or liquidate any Subsidiary that does not own, legally or beneficially, assets which in aggregate have a value of $250,000 or more at such time of dissolution or liquidation and does not own any other Subsidiaries, provided that, in the case of clause (a), (d), (e) and (f), such Subsidiary shall give the Administrative Agent at least fifteen (15) days’ notice thereof prior to any such merger, dissolution, liquidation, consolidation or Disposition.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of (i) obsolete or worn out property or (ii) property that is no longer necessary or productive (in any fiscal year of the Borrower not in excess of $1,000,000), in each case, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory, including gateways and intellectual property licenses, in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

Confidential Treatment Requested

(e) Dispositions permitted by Section 7.04 or of the type described in Section 7.01(m) or (o);

(f) any immaterial Dispositions required to satisfy any “doing business” or other similar requirement of foreign law;

(g) Dispositions set forth on Schedule 7.05; and

(h) Dispositions for fair market value by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any fiscal year of the Borrower shall not exceed $7,500,000, (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash and (iv) the proceeds of such Disposition shall be subject to prepayment as specified in Section 2.03(b)(ii).

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Subsidiary may make payments of interest and principal with respect to intercompany Indebtedness owing to the Borrower or any other Subsidiary, subject, in the case of claims held by any Subsidiary that is not a Loan Party, to the provisions of a subordination agreement satisfactory in form and substance to the Administrative Agent;

(c) after the completion of the launch of the eleven (11) Satellites being completed for shipment by Sierra Nevada Corporation as of the date hereof, together with six (6) previously launched Satellites, and fourteen (14) or more of such Satellites becoming fully commercially operational, the Borrower may declare and make Restricted Payments in an aggregate amount not in excess of $1,000,000 in any fiscal year of the Borrower;

(d) the Borrower may repurchase its Equity Interests from directors, executive officers, members of management or employees of the Borrower and its Subsidiaries upon the death, disability or termination of such directors, executive officers, members of management or employees, so long as no Event of Default is then continuing or would be created thereby, and the aggregate amount of cash expended by the Borrower does not exceed $2,000,000 in any fiscal year of the Borrower; and

(e) the Borrower may make cash payments to the extent necessary to redeem partial shares of its preferred capital stock in an aggregate amount not in excess of $1,000,000 in any fiscal year of the Borrower.

Confidential Treatment Requested

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business ancillary or incidental thereto (it being understood the business of the Borrower and its Subsidiaries include, without limitation, the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems that operate on such services). Without limiting the foregoing, the Borrower will not permit or cause any License Subsidiary to engage in any line or business or engage in any other activity (including, without limitation, incurring liabilities) other than the ownership of one or more Communications Licenses; provided, however, that, subject to any restrictions under applicable Laws with respect to Communications Licenses, the Borrower shall cause each of the License Subsidiaries to execute and deliver a Guaranty, Security Agreement and each other Loan Document to which such License Subsidiary is a party. In no event shall (i) any License Subsidiary own any assets other than one or more Communications Licenses (and assets reasonably related thereto to the extent necessary to comply with all applicable Laws) and (ii) neither the Borrower nor any Subsidiary other than a License Subsidiary shall hold any Material Communications Licenses issued by the FCC.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) reasonable and customary fees paid to members of the board of directors (or similar governing board) of the Borrower, (c) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business, (d) any transaction disclosed on Schedule 7.08 and (e) any other reasonable and ordinary course transaction between the Borrower or its Subsidiaries consistent with past practices and otherwise permitted under this Agreement.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability in any material respect (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, and except in the case of (i) and (ii), for (A) the period on and from the Closing Date up to (and including) the date of the initial Credit Extension under this Agreement, any agreement in effect on the date hereof and set forth on Schedule 7.09 or (B) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (C) any agreement for the sale or other disposition of any assets permitted hereunder (to the extent relating to the assets to be sold or disposed), (D) any agreement in respect of any secured Indebtedness permitted hereunder provided that such restrictions only apply to the assets securing such Indebtedness or (E) imposed by applicable Law.

Confidential Treatment Requested

7.10 Use of Proceeds . Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to be greater than 5.00:1.00 as of the last day of any fiscal quarter of the Borrower.

(b) Liquidity. Permit Liquidity to be less than $7,500,000 as of the last day of any fiscal quarter of the Borrower.

7.12 Sanctions.

Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, that, at the time of such funding, is the subject of Sanctions or is located, organized or resident in any Designated Jurisdiction, or in any other manner that will result in a violation in any material respect by the Borrower or any of its Subsidiaries or any director, officer, employee, agent, Affiliate or representative thereof or by any party to this Agreement of Sanctions.

7.13 Amendments of Organization Documents. Amend any of its Organization Documents, if any such amendment or amendments could be reasonably be expected to be material and adverse to the interests of the Lenders.

7.14 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except (but subject to and without limiting Sections 1.03 and 6.09) as required by or permitted by GAAP, or (b) fiscal year or fiscal quarter.

7.15 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment on, (x) any Target B Sub Debt (other than non-cash payment in kind interest) or (y) in violation of any subordination terms any Indebtedness set forth on Part A of Schedule 7.02 or Indebtedness that is subordinated to the Obligations, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness specified on Part B of Schedule 7.02 and refinancings of such Indebtedness in compliance with, and to the extent permitted by, Section 7.02(d).

7.16 Amendment, Etc. of Related Documents and Indebtedness. Amend, modify or change in any manner any term or condition of the Target B Sub Debt or any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d) or if such Indebtedness as modified would otherwise be permitted to be incurred hereunder

Confidential Treatment Requested

7.17 Sales and Lease-Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any Loan Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease, in each case unless the sale of such property and any Liens arising in connection therewith are permitted by Sections 7.01 and 7.05.

7.18 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other similar anti-corruption laws applicable to the Borrower or any of its Subsidiaries.

7.19 Material Contracts.

(a) Cause, permit, concur in, exercise or agree to give:

(i) any amendment or waiver of, or any consent under or in respect of, any Material Contract, if such amendment, waiver or consent could reasonably be expected to have a Material Adverse Effect; or

(ii) the termination or abandonment of a Material Contract if such termination or abandonment could reasonably be expected to have a Material Adverse Effect.

(b) Assign or transfer any of its rights or obligations under any Material Contract if such assignment or transfer could reasonably be expected to have a Material Adverse Effect or is not permitted under Section 7.05.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or (iii) pay within five (5) Business Days after the same becomes due and notice thereof from the Administrative Agent after the same becomes due, any fee or other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a), 6.05(a) (in the case of the Borrower), 6.11 or Article VII; or

Confidential Treatment Requested

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (x) any Lender or the Administrative Agent providing written notice thereof to the Borrower and (y) such failure becoming known to a Responsible Officer of the Borrower or any of its Subsidiaries; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due after giving effect to any applicable grace or cure period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) after giving effect to any applicable grace or cure period, fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than (1) any provision requiring repayment using the proceeds of the assets securing such Indebtedness upon a permitted Disposition thereof or (2) any “change of control” or similar event, for which the Lenders’ remedy hereunder will be the right to require a mandatory prepayment in accordance with Section 2.04); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary (other than any Immaterial Subsidiary or Subsidiary permitted to be liquidated pursuant to Section 7.04(g)) thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or

Confidential Treatment Requested

any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof (other than any Immaterial Subsidiary or Subsidiary permitted to be liquidated pursuant to Section 7.04(g)) becomes unable or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (other than any Immaterial Subsidiary) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of the Borrower to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01 and subject to the perfection standards specified in the Security Agreement) on any material portion of the Collateral purported to be covered thereby other than as a result of any action or omission by the Collateral Agent; or

(l) Material Contracts. A Loan Party rescinds or purports to rescind or repudiate, or does not perform its obligations under, any Material Contract such that a Material Adverse Effect results or is reasonably likely to result; or

Confidential Treatment Requested

(m) Communications License. Any Communications License (i) is not obtained or effected by the time it is required, (ii) is revoked or cancelled or otherwise ceases to be in full force and effect, (iii) is not renewed or is renewed on revised terms or (iv) is varied, and, in each case, this has or would be likely to result in a Material Adverse Effect; or

(n) Insurance. (i) Any satellite launch or in-orbit insurance required to be effected under this Agreement is not, or ceases to be, in full force and effect or is repudiated, avoided or suspended (in each case to any extent) or (ii) any insurer is entitled to avoid, repudiate or suspend (in each case to any extent) or otherwise reduce its liability under the policy relating to any such insurance. No Event of Default will occur under this clause (n) if the relevant circumstance is capable of remedy and such insurance is either effected, replaced or resumed within thirty (30) days of the earlier of (A) the Administrative Agent giving notice to the Borrower or applicable Subsidiary and (B) the Borrower or such Subsidiary becoming aware of the failure to comply (but, in the case of Launch Insurance, no later than three (3) Business Days prior to intentional ignition in respect of the relevant launch).

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If payment of all or any part of the Obligations is tendered or otherwise paid by the Borrower or otherwise recovered by the Collateral Agent following an Event of Default under any circumstances (including after, or as a result of, any acceleration of all or any of the Obligations or as result of the exercise of any right or remedy by the Collateral Agent or any Secured Party), such tender, payment or recovery shall be deemed a voluntary prepayment by the Borrower, and the Borrower shall pay, in addition to such Obligations, an amount equal to such fee or Make-Whole Amount as described in Section 2.03(c), as applicable, which can be applied by the Collateral Agent in such order and priority as Collateral Agent shall determine in its discretion. Such fee or Make-Whole Amount, as applicable, shall also become immediately due and owing in the event of any acceleration of the Obligations whether at the election of the

Confidential Treatment Requested

Administrative Agent or automatically pursuant to the terms of this Agreement. Such fee or Make-Whole Amount, as applicable, shall (for the avoidance of doubt) be secured by all security and collateral for the Obligations and shall, upon it becoming due and payable, be deemed to have been added to the Obligations for all purposes including accrual of interest, foreclosure (whether through power of sale, judicial proceeding, or otherwise) (“Foreclosure Sale”), redemption, and bankruptcy (including pursuant to Section 506 of the United States Bankruptcy Code or any successor provision); without limiting the generality of the foregoing, it is understood and agreed that the claims for the unpaid portions of such fee or Make-Whole Amount, as applicable, may be added to the Collateral Agent’s bid at any Foreclosure Sale. If such fee or Make-Whole Amount is due hereunder, the Collateral Agent shall deliver to the Borrower a statement setting forth the amount and determination of such fee or Make-Whole Amount, and, provided that the Collateral Agent shall have in good faith applied the formula described in Section 2.03(c) and the definition of “Make-Whole Amount”, as applicable, the Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation may be made by the Collateral Agent on any day during the thirty (30) day period preceding the date of such prepayment.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Confidential Treatment Requested

At any time after any or all of the Loans have automatically become immediately due and payable pursuant to this Agreement, the Administrative Agent (acting at the direction of the Required Lenders) may, by notice in writing to the Borrower, rescind and annul such declaration and its consequences under the Loan Documents. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right or remedies arising therefrom.

8.04 Borrower’s Cure Rights.

Financial Covenants. Notwithstanding anything to the contrary contained in this Section 8, in the event that the Borrower fails to comply with the requirements of Section 7.11(a) (the “Leverage Covenant”) or Section 7.11(b) (the “Liquidity Covenant” and, together with the Leverage Covenant, each a “Financial Covenant”), then at any time during the last fiscal quarter of the applicable four fiscal quarter test period (the “Calculation Period”) through and until the expiration of the 5th Business Day subsequent to the date the financial statements are required to be delivered pursuant to Section 6.01(a) or 6.01(b) with respect to such fiscal quarter (the “Deadline”), the Borrower shall have the right to issue Equity Interest (other than Disqualified Capital Stock) for cash or otherwise receive cash contributions to the Equity Interest (other than Disqualified Capital Stock) of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of the net proceeds of such Cure Right, to immediately and directly apply such proceeds to the extent necessary (such necessary amount, the “Applied Amount”) to satisfy such Financial Covenant for such Calculation Period on a pro-forma basis as follows:

(i) in the case of a breach of the Leverage Covenant, to prepay the Term B Loans pursuant to Section 2.03(a) on or before the applicable Deadline, in which event:

(a) Total Indebtedness shall be decreased with respect to such Calculation Period with respect to which such Applied Amount is received by the Borrower and any test period that includes such fiscal quarter, solely for the purpose of determining whether an Event of Default has occurred and is continuing as a result of a violation of the Leverage Covenant, by an amount equal to the Applied Amount; and

(b) if, after giving effect to such decrease in Total Indebtedness, the Borrower shall then be in compliance with the requirements of the Leverage Covenant, the Borrower shall be deemed to have satisfied the requirements of the Leverage Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Leverage Covenant that had occurred shall be deemed cured for purposes of this Agreement and the other Loan Documents;

provided that (x) immediately preceding clauses (a) and (b) shall not apply unless (A) after giving pro forma effect to the Cure Right, as of the last fiscal quarter of the applicable Calculation Period, the Consolidated Leverage Ratio shall exceed 4.75:1.00, and (B) the Borrower shall have notified the Administrative Agent in writing of the exercise of such Cure Right within two (2) Business Days of the receipt of the proceeds of such Cure Right and (y) all prepayments of the Term B Loans made by the Borrower under this Section 8.04 shall be made pursuant to Section 2.03(a) (and, for the avoidance of doubt, such prepayment shall be subject to the provisions of Section 2.03(c)); and/or

Confidential Treatment Requested

(ii) in the case of a breach of the Liquidity Covenant, to increase Liquidity using the Applied Amount, in which event:

(a) the Applied Amount shall be included for such Calculation Period for the purpose of determining whether an Event of Default has occurred and is continuing as a result of a violation of the Liquidity Covenant, and

(b) if, after giving effect to the foregoing, the Borrower shall then be in compliance with the requirements of the Liquidity Covenant, the Borrower shall be deemed to have satisfied the requirements of the Liquidity Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Liquidity Covenant that had occurred shall be deemed cured for purposes of this Agreement and the other Loan Documents, provided that (x) immediately preceding clauses (a) and (b) shall not apply unless as calculated as of each day during the period from and including the date that the Borrower receives the Applied Amount through to and including the 30th day thereafter, Liquidity shall be no less than $7,500,000.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, no more than five Cure Rights may be exercised and the Borrower cannot exercise a Cure Right with respect to a breach of the same Financial Covenant for any consecutive fiscal quarters of the Borrower.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Macquarie CAF LLC (or such Affiliate designated by Macquarie CAF LLC) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and

Confidential Treatment Requested

enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any Supplemental Agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such Supplemental Agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or

Confidential Treatment Requested

percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more additional individuals or institutions as a separate trustee, co-trustee, collateral agent, sub-agent or co-agent or Affiliates appointed by the Administrative Agent (any such additional individual or institution being referred to herein as a “Supplemental Agent”). The Administrative Agent and any such Supplemental Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such Supplemental Agent and to the Related Parties of the Administrative Agent and any such Supplemental Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be

Confidential Treatment Requested

responsible for the negligence or misconduct of any Supplemental Agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such Supplemental Agent.

Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such

Confidential Treatment Requested

successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its Supplemental Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Confidential Treatment Requested

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Confidential Treatment Requested

9.09 Collateral and Guaranty Matters. Without limiting the provision of Section 9.08, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “Excluded Asset” (as such term is defined in the Security Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

Confidential Treatment Requested

(a) waive any condition set forth in Section 4.01, or, in the case of the initial Credit Extension, Section 4.02 (other than Section 4.02(b)(i) or (c)) or 4.05, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, (i) waive any condition set forth in Sections 4.03 and 4.05 as to any Credit Extension under the Term B2 Facility without the written consent of the Required Term B2 Lenders, (ii) waive any condition set forth in Sections 4.04 and 4.05 as to any Credit Extension under the Term B3 Facility without the written consent of the Required Term B3 Lenders, or (iii) waive any condition set forth in Section 4.05 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Revolving Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount;

(f) change (i) Section 8.03 or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term B1 Facility, the Required Term B1 Lenders, (ii) if such Facility is the Term B2 Facility, the Required Term B2 Lenders, (iii) if such Facility is the Term B3 Facility, the Required Term B3 Lenders and (iv) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” “Required Term B1 Lenders,”, “Required Term B2 Lenders” or “Required Term B3 Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.09 (in which case such release may be made by the Administrative Agent acting alone); or

Confidential Treatment Requested

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders, (ii) if such Facility is the Term B Facility, the Required Term B Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; and

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, any Guarantor or the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

Confidential Treatment Requested

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address,

Confidential Treatment Requested

contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto consents to such recording; provided that notice is given on an telephone call prior to any recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Confidential Treatment Requested

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (or, following a Default or Event of Default, any Lender) (including the fees, charges and disbursements of any counsel for the Administrative Agent and its Affiliates (or, following a Default or Event of Default, any Lender)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any Supplemental Agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any Supplemental Agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, willful misconduct or breach of its obligations under this Agreement by such Indemnitee (or its controlled Related Parties). Without limiting the provisions of Section 3.01(c), this Section

Confidential Treatment Requested

10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any Supplemental Agent thereof) or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such Supplemental Agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such Supplemental Agent) in its capacity as such, or against any Related Party acting for the Administrative Agent (or any such Supplemental Agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, the foregoing waiver and acknowledgment shall not apply to limit, restrict or otherwise modify any indemnification obligations of any of the Loan Parties (or any of their respective Related Persons) under any Loan Document or otherwise. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than fifteen (15) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required

Confidential Treatment Requested

(including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with

Confidential Treatment Requested

respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the last paragraph of Section 10.01 on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term B Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term B Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in respect of any Lender other than Macquarie, the consent of Macquarie (such consent not to be unreasonably withheld or delayed) shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries or Affiliates who file or are required to file with the SEC a Form 10-D, (B) to Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower

Confidential Treatment Requested

from time to time to the Administrative Agent or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C), or (D) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and

Confidential Treatment Requested

addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower, any of the Borrower’s Subsidiaries or Affiliates who file or are required to file with the SEC a Form 10-D or Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Administrative Agent) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and .stated interest) of each Participant’s interest in the Loans or other

Confidential Treatment Requested

obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. Without limiting the foregoing, each of the Administrative Agent and the Lender may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions.

Confidential Treatment Requested

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum

Confidential Treatment Requested

Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Confidential Treatment Requested

10.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b) and the Administrative Agent has provided its written approval to such assignment;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE

Confidential Treatment Requested

ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

Confidential Treatment Requested

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Confidential Treatment Requested

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Confidential Treatment Requested

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ORBCOMM INC.

By:	/s/ Christian Le Brun
Name:	Christian Le Brun
Title:	EVP & General Counsel

Confidential Treatment Requested

MACQUARIE CAF LLC, as
Administrative Agent

By:	/s/ David Prince
Name:	David Prince
Title:	Authorized Signatory

By:	/s/ Althea Hennedige
Name:	Althea Hennedige
Title:	Authorized Signatory

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Confidential Treatment Requested

MACQUARIE CAF LLC, as a Lender

By:	/s/ David Prince
Name:	David Prince
Title:	Authorized Signatory

By:	/s/ Althea Hennedige
Name:	Althea Hennedige
Title:	Authorized Signatory

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